Exhibit 10.1
AGREEMENT OF PURCHASE AND SALE
(9911 Belward Campus Drive & Traville Property, Rockville Maryland)
     This Agreement of Purchase and Sale (“Agreement”) is made as of the 2nd day of May 2006 (“Effective Date”) between Human Genome Sciences, Inc., a Delaware corporation (“Seller”), and BioMed Realty, L.P., a Maryland limited partnership (“Purchaser”).
RECITALS
     A. Belward Property. Belward C LLC, a Maryland limited liability company (“Belward”), is the owner of the following property (collectively, the “Belward Property”):
     (i) approximately nine and one-half acres of land located at 9911 Belward Campus Drive, Rockville, Maryland, as more fully described in Exhibit A-1 attached hereto (the “Belward Land”), which is improved by a building containing approximately 289,912 gross square feet of laboratory manufacturing space (the “Belward Building”); and all other right, title and interest in and to (1) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anyway appertaining to such Belward Land; and (2) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Belward Land (all of the foregoing collectively, the “Belward Real Property”);
     (ii) all other tangible property (including each item of equipment, machinery, furniture, art work, furnishings, office equipment and supplies stored onsite) listed on Schedule 1-A attached hereto (all of the foregoing property, together with any replacements for such property as permitted under this Agreement, collectively, the “Belward Other Property”); and
     (iii) all intangible personal property of Belward now or hereafter used exclusively in connection with the operation, ownership, maintenance, management, or occupancy of the Belward Real Property; the plans and specifications for the improvements; warranties, indemnities, applications, permits, approvals and licenses (to the extent applicable in any way to the above referenced Belward Real Property or the Belward Other Property and assignable) and all intellectual property necessary to operate or maintain the Belward Other Property; and insurance proceeds and condemnation awards or claims thereto (other than tax refunds and credits applicable to any period before the Belward Closing Date and all other property listed on Schedule 1-B attached hereto and cash and deposits, bonds or other security), including, without limitation, the items listed on Schedule 1-C attached hereto (all of the foregoing collectively, the “Belward Intangible Personal Property”). For the avoidance of doubt, Belward Intangible Personal Property shall not include any product licenses or manufacturing processes associated with Seller’s bio-pharmaceutical products.

     B. Existing Belward Lease. Seller is the sole tenant of the Belward Property pursuant to that certain Lease dated as of November 7, 2001 by and between Genome Statutory Trust 2001 A, a Connecticut Statutory Trust, as Lessor and Seller, as Lessee, as memorialized and supplemented by a certain Memorandum of Lease and Lease Supplement dated as of November 7, 2001 and recorded on November 15, 2001 in Liber 19984 at Folio 298, and by a certain Amendment to Memorandum of Lease and Lease Supplement dated as of December 14, 2001 and recorded on December 19, 2001 in Liber 20183 at Folio 254, as the same has been further modified, bifurcated and supplemented by a certain Memorandum of Modification to and Bifurcation of Lease and Memorandum of Lease dated on or about June 30, 2003, and recorded on July 8, 2003 in Liber 24406 at Folio 383, and as the same has been further amended and restated by a certain First Amended and Restated Memorandum of Lease and Lease Supplement (C Lot) dated on or about June 30, 2003 and recorded on July 3, 2003 in Liber 24406 at Folio 517 (collectively, the “Existing Belward Lease”).
     C. Belward Membership Interests. Seller holds 100% of the beneficial interest in Belward (the “Belward Membership Interests”).
     D. Seller Belward Property and Seller Retained Property. Seller is the owner of: (a) all of the tangible property listed on Schedule 1-D attached hereto (all of the foregoing property, together with any replacements for such property as permitted under this Agreement, collectively, the “Seller Belward Property”), which generally consists of property that is necessary for the operation and maintenance of the Building, and (b) all of the tangible property listed on Schedule 1-E attached hereto (all of the foregoing property, together with any replacements for such property as permitted under this Agreement, collectively, the “Seller Retained Property”), which generally consists of general manufacturing equipment and equipment engineered to Seller’s specifications.
     E. Traville Property. Traville LLC, a Maryland limited liability company (“Traville” and, together with Belward, the “Property Entities”), is the owner of the following property (collectively, the “Traville Property” and, together with the Belward Property, the “Properties”):
     (i) approximately 50 acres of land located on the parcel known as “the Traville Property”, bounded by Shady Grove Road and Darnestown Road, Rockville, Maryland as more fully described in Exhibit A-2 attached hereto (the “Traville Land”), that is comprised of:
     (1) approximately 12 acres of land, as more fully described on Exhibit A-3 attached hereto (the “Traville HQ Land”) which are improved by three buildings (the “Traville HQ Buildings”) containing approximately 635,058 gross square feet of laboratory and office space which is currently leased by Wachovia Development Corporation, a North Carolina corporation (“Wachovia”) to Seller pursuant the Traville Sublease (as defined below), and all other right, title and interest in and to (A) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anyway appertaining to such Traville HQ Land; and (B) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Traville HQ

Land (all of the foregoing, including the Traville HQ Land and the Traville HQ Buildings, the “Traville HQ Real Property”), and
     (2) approximately 38 acres of land, as more fully described on Exhibit A-4 attached hereto (the “Traville Future Development Land”); and all other right, title and interest in and to (A) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anyway appertaining to such Traville Future Development Land; and (B) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Traville Future Development Land (all of the foregoing, including the Traville Future Development Land, the “Traville Future Development Real Property” and, together with the Traville HQ Real Property, the “Traville Real Property” and, together with the Belward Real Property, the “Real Property”);
(ii) Traville Other Property.
     (1) all tangible property (including each item of equipment, machinery, furniture, art work; furnishings, office equipment and supplies stored onsite) listed on Schedule 1-F attached hereto (all of the foregoing property, together with any replacements for such property as permitted under this Agreement, collectively, the “Traville HQ Other Property”), and
     (2) all tangible property (including each item of equipment, machinery, furniture, art work; furnishings, office equipment and supplies stored onsite) listed on Schedule 1-G attached hereto (all of the foregoing property, together with any replacements for such property as permitted under this Agreement, collectively, the “Traville Future Development Other Property” and, collectively with the Belward Other Property and the Traville HQ Other Property, the “Other Property”); and
(iii) Traville Intangible Personal Property.
     (1) all intangible personal property of Traville now or hereafter used exclusively in connection with the operation, ownership, maintenance, management, or occupancy of the Traville HQ Real Property; the plans and specifications for the improvements; warranties, indemnities, applications, permits, approvals and licenses (to the extent applicable in any way to the above referenced Traville HQ Real Property or the Traville HQ Other Property and assignable) and all intellectual property necessary to operate or maintain the Traville HQ Other Property; and insurance proceeds and condemnation awards or claims thereto (other than tax refunds applicable to any period before the Traville Closing Date and all other property listed on Schedule 1-H attached hereto and cash and deposits, bonds or other security), including, without limitation, the items described on Schedule 1-I attached hereto (all of the foregoing, collectively, the “Traville HQ Intangible Personal Property”). For the avoidance of doubt, Traville HQ Intangible Personal Property shall not include any product licenses or manufacturing processes associated with Seller’s bio-pharmaceutical products, and

     (2) all intangible personal property now or hereafter used exclusively in connection with the operation, ownership, maintenance, management, or occupancy of the Traville Future Development Real Property; the plans and specifications for the improvements; warranties, indemnities, applications, permits, approvals and licenses (to the extent applicable in any way to the above referenced Traville Future Development Real Property or the Traville Future Development Other Property and assignable) and all intellectual property necessary to operate or maintain the Traville Future Development Other Property; and insurance proceeds and condemnation awards or claims thereto (other than tax refunds applicable to any period before the Traville Closing Date and all other property listed on Schedule 1-J attached hereto and cash and deposits, bonds or other security), including, without limitation, the items described on Schedule 1-K attached hereto (all of the foregoing, collectively, the “Traville Future Development Intangible Property” and, collectively with the Belward Intangible Personal Property and the Traville HQ Intangible Personal Property, the “Intangible Personal Property”).
     F. Traville HQ Real Property. Traville, as landlord, and Wachovia, as tenant, entered into that certain Amended and Restated Ground Lease, pursuant to which Traville leased the Traville HQ Land to Wachovia (the “Traville Ground Lease”). Wachovia subleased the entire Traville HQ Real Property to Seller pursuant to that certain Amended and Restated Lease Agreement dated June 30, 2003 (the “Traville Sublease” and, together with the Belward Lease and the Traville Ground Lease, the “Existing Leases”).
     G. Traville Membership Interests. Seller holds 100% of the beneficial interest in Traville (the “Traville Membership Interests”).
     H. Seller Traville Property. Seller is the owner of all of the tangible property (including each item of equipment, machinery, furniture, art work, furnishings, office equipment and supplies stored onsite) listed on Schedule 1-L attached hereto (collectively, the “Seller Traville Property” and, together with the Seller Belward Property, the “Seller Owned Property”).
     I. Equipment Leases. Seller leases certain personal property (including each item of equipment, machinery, furniture and furnishings) listed on Schedule 1-M attached hereto (collectively, the “Leased Equipment”), pursuant to: (a) that certain Master Lease Agreement dated June 26, 1993, by and between Tenant and General Electric Capital Corporation (“General Electric”), (b) that certain BioTech Equipment Schedule No. 008 dated December 31, 2003 by and between Tenant and General Electric, (c) that certain BioTech Equipment Schedule No. 009 undated [2004] under Master Lease dated June 26, 1998, by and between Tenant and General Electric, (d) that certain Master Equipment Lease Agreement dated December 31, 2003, by and between Key Equipment Finance (“Key”) and Tenant and Equipment Schedule No. 1 attached thereto, (e) that certain Equipment Schedule No. 2 dated December 31, 2003, by and between Tenant and Key, (f) that certain Equipment Schedule No. 3 dated June 28, 2004, by and between Tenant and Key, and (g) that certain Equipment Schedule No. 4 dated June 29, 2004, by and between Tenant and Key (collectively, the “Equipment Leases”).
     J. Purpose. The parties are entering into this Agreement to provide for Seller to sell to Purchaser, and Purchaser to purchase from Seller, all of the Belward Membership Interests and the Traville Membership Interests. In addition, (i) the parties intend to terminate the Existing Belward Lease and to enter into a new lease agreement to be entered into between Seller, as tenant, and Belward, as landlord, at the Belward Closing (the “Belward Lease”), pursuant to which Seller will be the sole tenant at the Belward Property, and (ii) the parties intend to terminate each of the Existing Leases and enter into a new lease agreement to be entered into between Seller, as tenant, and Traville, as landlord, at the Closing (the “Traville Lease” and, together with the Belward Lease, the “Subject Leases”), pursuant to which Seller will be the sole tenant at the Belward Property and the Traville HQ Real Property.
AGREEMENT
     In consideration of the foregoing and of the covenants and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree:
ARTICLE 1. MEMBERSHIP INTERESTS / PURCHASE PRICE
     1.1. Membership Interests. Subject to the terms and conditions of this Agreement, Seller hereby agrees to assign, sell, transfer, convey and set over to Purchaser, and Purchaser hereby purchases and accepts the following property: (a) all of Seller’s right, title and interest in the Belward Membership Interests, free and clear of all liens, encumbrances, claims, rights or liabilities in favor of any other party of any kind or nature whatsoever; and (b) all of Seller’s right, title and interest in the Traville Membership Interests, free and clear of all liens, encumbrances, claims, rights or liabilities in favor of any other party of any kind or nature whatsoever (collectively, the “Membership Interests”).
     1.2. Purchase Price. The total purchase price to be paid to Seller by Purchaser for the Membership Interests shall be Four Hundred Twenty-Five Million Dollars ($425,000,000) (the “Purchase Price”). The parties agree that the Purchase Price shall be allocated as follows: (a) Two Hundred Million Dollars ($200,000,000) for the Belward Membership Interests (the “Belward Purchase Price”); (b) Twenty-Five Million Dollars ($25,000,000) for the Traville Membership Interests (the “Traville Purchase Price”), it being understood that following the acquisition of the Traville Membership Interests, Purchaser shall acquire the Traville HQ Building from Wachovia along with Wachovia’s interests as lessee under the Traville Ground Lease for Two Hundred Million Dollars ($200,000,000) (the “Wachovia Termination Payment”).
     1.3. Deposit of Earnest Money. Within two (2) Business Days after the Effective Date, Purchaser shall deposit Twenty Million Dollars ($20,000,000) in cash as a good faith non-refundable deposit (such amount, including any interest earned thereon, the “Earnest Money”) with the Escrow Agent (as defined below). For purposes of this Agreement, a “Business Day” shall mean any day of the year other than any Saturday or Sunday or any other day on which banks located in Montgomery County, Maryland generally are closed for business. The Escrow Agent shall hold and disburse the Earnest Money in accordance with the escrow provisions in Exhibit B. The Earnest Money shall be non- refundable, except as otherwise provided herein. Seller agrees that it shall not deliver any instruction to the Escrow Agent calling for disbursement of the Earnest Money to Seller except following delivery of notice to Purchaser and Escrow Agent of a Purchaser default hereunder and following the expiration of any applicable cure period or as otherwise expressly provided in this Agreement, and Seller further agrees to provide Purchaser with a copy of such disbursement instruction concurrently with the delivery thereof to the Escrow Agent. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.
     1.4. Title Company and Escrow Agent. The “Escrow Agent” and “Title Company” are: LandAmerica Commercial Services, 31 Light Street, Suite 500, Baltimore, Maryland 21202, Attn: Nancy Dodson Sacci (Tel #: (410) 752-7070; Fax #: (410) 752-7043.
     1.5. Closing Date. The “Closing Date” shall mean: (a) with respect to the Belward Property, May 24, 2006 (the “Belward Closing Date”); provided, however, the parties may mutually agree in writing to close on an earlier date by delivering to Escrow Agent before the initially scheduled Belward Closing Date a written notice executed by Purchaser and Seller setting forth the new Belward Closing Date, and (b) with respect to the Traville Property, June 23, 2006 (the “Traville Closing Date”); provided, however, the parties may mutually agree in writing to close on an earlier date by delivering to Escrow Agent before the initially scheduled Traville Closing Date a written notice executed by Purchaser and Seller setting forth the new Traville Closing Date.
     1.6. Right of First Refusal. From and after the Belward Closing Date, Seller hereby grants to Purchaser the following:
          (a) a right of first refusal for approximately 3 acres of land located in Rockville, Maryland as more fully described in Exhibit A-5 attached hereto, which is improved by a building containing approximately 51,181 gross square feet of laboratory and office space within one building (the “Q Building”) in accordance with the terms and conditions of the Option Agreement attached hereto as Exhibit S (the “Q Building Option Agreement”); and
          (b) a right of first refusal for approximately 9.98 acres of land located in Rockville, Maryland as more fully described in Exhibit A-6 attached hereto, which is improved by a building containing approximately 127,000 gross square feet of laboratory manufacturing space and office space within one building (the “Pilot Plant” and, together with the Q Building, the “Option Parcels”) in accordance with the terms and conditions of the Option Agreement attached hereto as Exhibit T (the “Pilot Plant Option Agreement”).
     1.7. Allocation of Purchase Price.
          (a) The Purchase Price (plus any assumed liabilities to the extent properly taken into account under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder), shall be allocated among the assets of the Property Entities (the “Allocation”). Purchaser and Seller shall use their best efforts to reasonably determine such Allocation.
          (b) Purchaser and Seller agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of all financial statements and the filing of any and all returns, declarations, reports, claims for refund, information returns or statements relating to any Tax (as defined in (c) below), including any schedules or attachments thereto and including any amendments thereof (each, a “Tax Return” and collectively, “Tax Returns”), including, without limitation, filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the respective Closing Date and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Not later than thirty (30) days prior to the filing of their respective Forms 8594 relating to this transaction, each of Purchaser and Seller shall deliver to the other a copy of its Form 8594.
          (c) For purposes of this Agreement, the term “Tax” shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs duties, real property, personal property, capital stock, intangibles, withholding, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing whether disputed or not.
ARTICLE 2. INSPECTION
     2.1. Seller’s Delivery of Specified Documents. Subject to the terms and provisions of the Confidentiality Agreement dated as of February 9, 2006 by and between Seller and Purchaser (the “Confidentiality Agreement”), to the extent such items are in Seller’s, any Property Entity’s or its property manager’s possession or control, Seller shall: (a) provide or make available to Purchaser at each Property or at Seller’s office: (i) the information and documents set forth on Exhibit C-1 attached hereto (the “Property Information”) for each Property within five (5) days after the Effective Date, and (ii) the information and documents set forth on Exhibit C-2 regarding the Traville and Belward (the “Entity Information” and, together with the Property Information, the “Pertinent Information”) within five (5) days after the Effective Date; and (b) deliver to Purchaser a property diligence questionnaire for each Property completed by Seller in good faith, without any intentional misstatement of material fact, substantially in the form of Exhibit D attached hereto within ten (10) days after the Effective Date. Seller agrees to cooperate with Purchaser and make copies, at Seller’s expense, of such documentation as Purchaser may request during the course of Purchaser’s review of the Pertinent Information. The terms “Operating Statements,” “Commission Schedule” and “Contracts” are defined in Exhibit C-1. Seller shall have the continuing obligation during the pendency of this Agreement to provide Purchaser with any document described above and coming into Seller’s, any Property Entity’s or its property manager’s possession or produced by or for Seller after the initial delivery of the Pertinent Information.
     2.2. Due Diligence. Purchaser shall have until May 2, 2006 (the “Due Diligence Period”) in which to examine, inspect, and investigate the Properties and all matters concerning the Property Entities, and, in Purchaser’s sole and absolute judgment and discretion, to determine whether the Property, the Property Entities, the Pertinent Information and Seller are satisfactory to Purchaser to proceed with this transaction. Purchaser may terminate this Agreement pursuant to this Section 2.2 for any reason by giving written notice of termination to Seller on or before the last day of the Due Diligence Period, and in the event Purchaser terminates this Agreement, Purchaser shall promptly thereafter return to Seller all documents that Seller shall have provided to Purchaser in connection with the Properties. Upon such termination, the Earnest Money shall be refunded to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate except for those that expressly survive such termination. This Agreement shall continue in full force and effect if Purchaser does not give the written notice of termination prior to the expiration of the Due Diligence Period. Purchaser shall have the right to terminate this Agreement prior to the expiration of the Due Diligence Period for both of the Properties. Purchaser shall not have the right to terminate this Agreement for only one of the Properties. In the event Purchaser elects to terminate this Agreement pursuant to this Section 2.2, Purchaser shall return to Seller all copies of the Pertinent Information in Purchaser’s custody or control together with a copy of all due diligence studies performed by or on behalf of Purchaser with respect to the Properties. PURCHASER ACKNOWLEDGES THAT IT HAS COMPLETED ITS DUE DILIGENCE AND HAS ELECTED TO PROCEED WITH THIS TRANSACTION.
     2.3. Access. Upon reasonable notice to Seller and in accordance with the terms and conditions of that certain Right of Entry Agreement dated as of April 10, 2006, by and among Seller, Purchaser, Traville and Belward, Purchaser and its agents, employees, consultants, lenders and representatives shall have reasonable access to the Properties and all books and records that are in any Property Entity’s possession or control or that are for the Properties and in Seller’s or its property manager’s possession or control for the purpose of conducting surveys, appraisals, architectural, engineering, structural, mechanical, geotechnical, physical, soil and environmental inspections and tests, and any other inspections, studies, or tests reasonably required by Purchaser, including, without limitation, evaluating access, utilities, subdivision and zoning of the Properties.
     2.4. Contracts. Schedule 2.4 sets forth a complete and accurate list of any and all contracts to which either Property Entity is a party (“Contracts”). With respect to each such Contract, Seller shall either: (a) terminate such Contract prior to the respective Closing Date; or (b) cause the respective Property Entity to assign its rights and obligations under such Contract to Seller prior to the respective Closing Date.
     2.5. Intentionally Omitted.
     2.6. Easements. This Agreement and the Traville Closing hereunder is contingent upon Purchaser and Seller at Closing executing and delivering a reciprocal easement agreement (the “Reciprocal Easement Agreement”) which shall provide for the easements referred to in Exhibit W attached hereto. Seller and Purchaser shall use their respective good faith efforts to negotiate the terms and conditions of the easements over the Traville HQ Land and the Traville Future Development Land. The Reciprocal Easement Agreement shall provide, among other things, (i) easements in favor of Seller with respect to the Traville Future Development Land and (ii) upon Seller exercising its option to purchase the Traville HQ Property pursuant to the Traville Option Agreement, easements in favor of Purchaser with respect to the Traville HQ Land. In the event the form of the Reciprocal Easement Agreement is not so agreed upon, Purchaser may elect, in its sole discretion, to terminate this Purchase Agreement by providing Seller written notice of such election. Upon such termination, the Earnest Money shall be refunded to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate except for those that expressly survive such termination. At such time as the Reciprocal Easement Agreement is approved by Seller and

Purchaser, the form shall be attached hereto as substitute Exhibit W. In lieu of the foregoing, Seller and Purchaser may agree that prior to the Traville Closing Date, Traville may record a Declaration in the Land Records of Montgomery County, Maryland creating the easements hereinabove referred to, subject to prior written approval of Purchaser.
ARTICLE 3. TITLE AND SURVEY REVIEW
     3.1. Title Commitment and Survey. Seller shall cause to be delivered to Purchaser on or prior to the date that is five (5) days after the Effective Date, any existing survey for each of the Belward Real Property and the Traville Real Property in Seller’s or any Property Entity’s possession or control. Purchaser may, in its sole discretion, obtain a new ALTA-ACSM Urban survey of the Property (the “Survey”), including a certification addressed to Purchaser, substantially in the form attached hereto as Exhibit F. The Survey shall plot all plotable easements benefiting the Property. Within ten (10) days after the Effective Date, Purchaser shall order a current, effective commitment to issue the title insurance products described in Sections 5.2(h) and 5.2(i) (the “Title Commitments”) for each of the Belward Real Property and the Traville Real Property issued by the Title Company. Prior to the respective Closing Date, Purchaser shall order a date-down of the Title Commitments to the date of the request. If there are any new exceptions on either Title Commitment, then Seller shall work with the Title Company and Purchaser to remove or modify the new exceptions in accordance with Section 3.3.
     3.2. UCC Commitment. Within ten (10) days after the Effective Date, Purchaser shall order a UCC search with the applicable Secretary of State for each of Seller and the Property Entities. On the date that is fifteen (15) days before the expiration of the Due Diligence Period, the Title Company shall deliver to Purchaser a current effective commitment for UCC insurance for each of the Belward Membership Interests (the “Belward UCC Commitment”) and the Traville Membership Interests (the “Traville UCC Commitment” and, together with the Belward UCC Commitment, the “UCC Commitments”), pursuant to which the Title Company shall commit to insure such non-real estate assets for validity, enforceability, and protection against fraud and forgery. The Title Commitments, the documents referred to therein, the UCC Commitments and the Surveys are referred to herein collectively as the “Title Documents.”
     3.3. Title Review and Cure. During the Due Diligence Period, Purchaser shall review title to each Property as disclosed by the Title Documents. Purchaser shall be entitled to object to any title matters shown in the Title Documents, in its sole discretion, by a written notice of objections delivered to Seller on or before the expiration of the Due Diligence Period. Purchaser shall notify Seller before the expiration of the Due Diligence Period which title exceptions (excluding survey matters), if any, will not be accepted by Purchaser (the “Title Notice”). If Purchaser fails to notify Seller in writing of its disapproval of any exceptions before the expiration of the Due Diligence Period, Purchaser shall be deemed to have approved the condition of title to the Real Property. If Purchaser notifies Seller in writing that Purchaser objects to any exceptions to title, Seller shall have three (3) Business Days after receipt of the Title Notice to notify Purchaser of either of the following: (a) that Seller will remove such objectionable exceptions from title on or before the Closing; or (b) that Seller elects not to cause such exceptions to be removed. If Seller fails to notify Purchaser within such three (3) Business Day period, then Seller shall be deemed to have made an election under the foregoing clause (a). Notwithstanding the foregoing or any other provision of this Agreement, all monetary obligations (including, without limitation, mechanics and materialmens liens or claims thereof, any liens or encumbrances that secure obligations for borrowed money and any exceptions or encumbrances to title which are created by or through Seller after the Effective Date) disclosed in the Title Commitment constituting a lien against the Real Property are to be satisfied by Seller before Closing other than Taxes that are not yet due and payable, and Seller shall, at Seller’s sole cost and expense, cause each Property to be vested in the respective Property Entity to the satisfaction of the Title Company so that the Title Company will insure that such Property Entity has fee title to the respective Real Property. With respect to any other objections, Seller will reasonably cooperate with Purchaser in curing such objections. The procurement by Seller of a commitment for the issuance of the respective Title Policies (as defined in Section 5.2(i) hereof) or an endorsement thereto insuring Purchaser, in a manner acceptable to Purchaser, against any title exception which was disapproved pursuant to this Section 3.3 shall be deemed a cure by Seller of such disapproval. If Seller gives Purchaser notice under clause (b) above, Purchaser shall have three (3) Business Days after the date of such notice in which to notify Seller that Purchaser will nevertheless proceed with the purchase in accordance with the provisions of this Agreement and take title to the Property subject to such exceptions, or that Purchaser will terminate this Agreement and receive a refund of the Earnest Money. If after the expiration of the Due Diligence Period the Title Company revises either Title Commitment or any of the UCC Commitments, or the surveyor revises either Survey, to add or modify exceptions, or to add or modify the conditions to obtaining any endorsement requested by Purchaser during the Due Diligence Period, then Purchaser may terminate this Agreement and receive a refund of the Earnest Money if the provision for their removal or modification satisfactory to Purchaser is not made. In such case, the respective Closing Date shall be extended for up to ten (10) days in order for Purchaser and Seller to determine if such exception can be resolved and to give Purchaser the opportunity to terminate this Agreement and receive a refund of the Earnest Money if the exception is not removed. PURCHASER ACKNOWLEDGES THAT IT HAS COMPLETED ITS REVIEW OF THE TITLE DOCUMENTS AND DOES NOT OBJECT TO ANY TITLE MATTERS RELATED THEREIN.
     3.4. Permitted Exceptions and Endorsements. “Permitted Exceptions” means the following exceptions approved or deemed approved by Purchaser pursuant to this Agreement: real estate taxes not yet due and payable; tenants in possession as tenants only under the Subject Leases, and that certain Conservation Easement Agreement recorded December 30, 1994 in Liber 13178, Folio 412, by and among Michele Rosenfeld, Associate General Counsel of the Maryland-National Capital Park and Planning Commission, pursuant to which the Property is subject to the Agreement by Owners’ Dedication on the plat recorded as Plat No. 20556 and all other exceptions listed in the Title Commitment. For the avoidance of doubt, the general exceptions in the Title Commitments will be removed upon issuance of the ALTA extended coverage title policy to be issued in this transaction and are not Permitted Exceptions. “Customary Endorsements” shall mean, to the extent such endorsements are available under the laws of the state in which the Properties are located: (a) owner’s comprehensive; (b) access; (c) survey (accuracy of survey); (d) location (survey legal matches title legal); (e) separate tax lot; (f) subdivision map act; (g) zoning 3.1, with parking and loading docks; (h) mechanic’s lien; (i) deletion of creditors’ rights exception; (j) endorsement over environmental protection liens; (k) utilities endorsement; (l) non-imputation endorsement (the knowledge of any prior buyer, member or beneficial interest holder is not imputed to Seller); and (m) fairway endorsement (the Title Company treats the title policy as though nothing has changed even though a member of the insured assigns its membership interests, but the identity of the insured does not change). In addition, Purchaser shall have the right to request such other endorsements as Purchaser may require during the Due Diligence Period based on its review of the Title Commitments and Surveys. If agreed to by the parties prior to the applicable Closing Date, Permitted Exceptions may include (i) a memorandum of the Belward Option Agreement, (ii) a memorandum of the Traville Option Agreement, and (iii) a memorandum of the right of first refusal which incorporates the substantive terms of Article 30 of the Traville Lease, and the Declaration referred to in Section 2.6 of this Agreement, each memorandum shall be in form and substance satisfactory to Purchaser and Seller.
     3.5. ALTA Statement. Seller shall execute at Closing an ALTA Statement (Owner’s Affidavit) and any other documents, undertakings or agreements customarily required by the Title Company to enable it to issue the Title Policy in accordance with the provisions of this Agreement.
ARTICLE 4. OPERATIONS AND RISK OF LOSS
     4.1. Closing of Transactions. Seller shall perform, execute and deliver, any further actions, documents and will obtain such consents, as may be reasonably necessary to cause the Belward Property to be vested in Belward and the Traville Property to be vested in Traville.
          4.1.1. On or before the Belward Closing Date, Seller shall cause each of the leases that affects any portion of the Belward Property, other than the Belward Lease and the Equipment Leases, to be terminated (including the Existing Belward Lease), and each party under any such lease to which Belward is a party shall have released Belward from all obligations and liabilities under such Lease. In addition, Seller shall cause each of the Contracts which Seller elects to terminate pursuant to Section 2.4, to be terminated. Each party under each of the Contracts to which Belward is a party shall have released Belward from all obligations and liabilities under such Contract. Seller shall further perform, execute and deliver, any further actions, documents and will obtain such consents, as may be reasonably necessary to cause the following to occur concurrently with the Belward Closing Date, Seller’s conveyance of the Belward Membership Interests to Purchaser.
          4.1.2. On or before the Traville Closing Date, Seller shall cause each of the leases that affects any portion of the Traville Property, other than the Traville Lease and the Equipment Leases, to be terminated (including the Traville Sublease and the Traville Ground Lease), and each party under any such lease to which Traville is a party shall have released Traville from all obligations and liabilities under such Lease. Wachovia shall have terminated all of its rights and interest in the Traville Ground Lease to Traville and shall have released Traville from all obligations and liabilities under such Traville Ground Lease. In addition, Seller shall cause each of the Contracts which Seller elects to terminate pursuant to Section 2.4, to be terminated. Each party under each of the Contracts to which Traville is a party shall have released Traville from all obligations and liabilities under such Contract. Seller shall further perform, execute and deliver, any further actions, documents and will obtain such consents, as may be reasonably necessary to cause the following to occur concurrently with the Traville Closing Date, Seller’s conveyance of the Traville Membership Interests to Purchaser. At or before the Traville Closing, Seller shall cause Traville to be released from all obligations and liabilities under the Equipment Leases.
     4.2. Ongoing Operations. During the pendency of this Agreement:

          (a) LLC Agreements. Seller shall not amend, supplement, terminate, waive any default under, grant concessions regarding, or otherwise modify in any manner without Purchaser’s consent, the LLC Agreements except that the LLC Agreements may be modified to provide that the membership interests are governed by Article 8 of the Maryland UCC and to provide for the issuance of certificates representing such membership interests. Seller shall neither enter into any contract or agreement nor act or refrain from acting in such a way that could jeopardize Seller’s membership interest in the Property Entities or its ability to transfer to Purchaser clear title to all of the membership interests therein.
          (b) Preservation of Business. Subject to Section 4.2(e), Seller shall, and shall cause each Property Entity to, (i) cause each Property to be operated only in the ordinary and usual course of business and consistent with past practice, shall preserve intact such Property, the Seller Owned Property, the Seller Retained Property and the Leased Equipment, preserve the good will and advantageous relationships of Seller and each of the Property Entities with customers, suppliers, independent contractors, employees and other persons or entities material to the operation of its business, (ii) perform its obligations under leases and other agreements affecting such Property, the Seller Owned Property, the Seller Retained Property and the Leased Equipment, and (iii) not take any action or omission which would cause any of the representations or warranties of Seller contained herein to become inaccurate or any of the covenants of Seller to be breached. Seller will neither cause nor permit any Property Entity to engage in any practice, take any action, or enter into any transaction outside of the ordinary course of business.
          (c) Maintenance of Insurance. Seller shall continue to carry and cause each Property Entity to carry its existing insurance through the respective Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.
          (d) New Contracts. Subject to Section 4.2(e), Without Purchaser’s prior written consent in each instance, Seller shall neither, and shall cause each Property Entity to neither, enter into nor amend, terminate, waive any default under, grant concessions regarding, nor otherwise modify in any manner without Purchaser’s consent, any contract or agreement that will be an obligation affecting either Property or binding on Purchaser or any Property Entity after the Closing.
          (e) Leasing Arrangements. Seller shall have the right to enter into a Lease or sublet the Property; provided, however, Purchaser’s prior written consent shall be required, which consent shall be given in Purchaser’s sole and absolute discretion, if assuming the Closing were to occur, such lease or sublease could jeopardize the status of BioMed Realty Trust, Inc., a Maryland corporation, as a real estate investment trust as further described in Section 8.1(j) hereof. In the event Seller requests such consent from Purchaser, Purchaser shall respond in writing within five (5) business days.
          (f) Equipment Leases. Seller shall maintain in existence each of the Equipment Leases and shall neither permit a default thereunder nor exercise any option to purchase the equipment thereunder.

          (g) Seller Owned Property and Seller Retained Property. Seller shall maintain the Seller Owned Property and the Seller Retained Property in good condition and repair, reasonable wear and tear excepted, and not permit any mechanic’s or materialmen’s liens to be levied against, or any other liens or encumbrances to encumber, the Seller Owned Property or the Seller Retained Property without Purchaser’s prior written consent, which consent shall be given in Purchaser’s sole and absolute discretion. Seller shall not sell, encumber or transfer any of the Seller Owned Property or the Seller Retained Property (other than as is prudent in the ordinary course of operating the Properties, provided, however, that Seller shall replace such Seller Owned Property or the Seller Retained Property with a comparable item of equal quality and quantity as existed as of the time of such removal, provided, further, that Seller may from time to time move such property to other Seller facilities in Montgomery County, Maryland so long as Seller replaces such property with comparable item of equal quality and quantity as existed as of the time of such removal prior to the expiration of the respective lease term for either the Belward Lease or the Traville Lease, as the case may be). Seller shall cause the exhibits and schedules attached to the bills of sale and leases to be delivered on the respective Closing Date to be revised to reflect the location of such replacement property.
          (h) Removal and Replacement of Property. Seller shall not, and shall cause each Property Entity not to, remove any Other Property, Seller Retained Property, Seller Owned Property or Leased Equipment (other than as is prudent in the ordinary course of operating the Properties, provided, however, Seller shall replace such Other Property, Seller Retained Property, Seller Owned Property or Leased Equipment with a comparable item of equal quality and quantity as existed as of the time of such removal at or before the end of the respective lease term for either the Belward Lease or the Traville Lease, as the case may be). Seller shall cause the exhibits and schedules attached to the bills of sale and leases to be delivered on the respective Closing Date to be revised to reflect the location of such replacement property.
          (i) Maintenance of Permits. Seller and each of the Property Entities shall maintain in existence all licenses, permits and approvals, if any, in its name necessary or reasonably appropriate to the ownership and occupancy of either Property. On or before the Closing Date for a Property Entity, Seller shall transfer to Purchaser any and all licenses, permits or approvals relating to the ownership and/or occupancy of the Property that are in Seller’s name with respect to the respective Property.
          (j) Loan. At Purchaser’s request, Seller shall, and Seller shall cause each of the Property Entities to, reasonably cooperate (at no material additional cost to Seller that Purchaser does not agree to bear) with any requirements of Purchaser’s lenders in connection with any debt or equity financing obtained or to be obtained by Purchaser in connection with this transaction or either Property, including, without limitation, delivering opinions, subordination and non-disturbance agreements and such other documents as may be reasonably requested by Purchaser in connection with this transaction. In the event Purchaser obtains such financing, Purchaser shall use reasonable efforts to cause each of Purchaser’s lenders to execute and deliver to Seller a Subordination, Nondisturbance, Attornment and Agreement (“SNDA”) in form and substance reasonably acceptable to Purchaser’s lenders and Seller, which SNDA shall reference Seller’s option to purchase the respective Property pursuant to each of the Belward Option Agreement and the Traville Option Agreement.

          (k) Exclusive Negotiations. In the absence of a Purchaser default, Seller shall, and Seller shall cause each of the Property Entities to: (i) remove each Property from the market, and (ii) not actively solicit the submission of any proposal or offer from any person related to the acquisition of the Properties or the Membership Interests nor participate in any discussions or negotiations regarding, or facilitating in any other manner any effort or attempt by any person regarding, the sale or acquisition of any of the Properties or the Membership Interests.
          (l) Taxes. Seller shall not permit the Property Entities to, and the Properties Entities shall not, without the prior written consent of Purchaser, make or change any material election in respect of Taxes (including any election to be treated as an association taxable as a corporation for federal, state or local tax purposes), adopt or change any accounting method or period in respect of Taxes, enter into any tax-sharing, allocation, compensation or like agreement, settle any claim or assessment in respect of Taxes, request any tax ruling or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.
     4.3. Damage; Condemnation. As between Seller and Purchaser, all risk of loss with respect to the Properties shall remain with Seller until the respective Closing Date, when full risk of loss with respect to the respective Property shall pass to Purchaser. Seller shall promptly give Purchaser written notice of any damage to either Property, describing such damage, whether such damage is covered by insurance and the estimated cost of repairing such damage. Seller shall promptly give Purchaser notice of any eminent domain proceedings that are contemplated, threatened or instituted with respect to either Property (“Eminent Domain”).
          (i) If the aggregate cost of repair or replacement or the value of the Eminent Domain (collectively, “repair and/or replacement”) with respect to either Property is One Million Dollars ($1,000,000.00) or less, in the opinion of Purchaser’s and Seller’s respective engineering consultants, Purchaser shall close on the subject Property and take the Property as diminished by such events with an assignment by Seller of any casualty insurance proceeds or condemnation proceeds and the payment by Seller to Purchaser of any applicable deductible amounts, less any amounts reasonably incurred by Seller to repair such Property (together with a credit from Seller to Purchaser of the full amount of any deductible not paid directly by Seller and the amount of any repair and/or replacement not covered by such proceeds).
          (ii) If the aggregate cost of repair and/or replacement to a Property is greater than One Million Dollars ($1,000,000.00), in the opinion of Purchaser’s and Seller’s respective engineering consultants, then Purchaser, at its sole option, may elect either to: (a) terminate this Agreement as to the respective Property by written notice to Seller and the Escrow Agent, in which event the Earnest Money shall be returned to Purchaser and neither party shall have any further liability to the other hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (b) proceed to close and take the Property as diminished by such events, together with an assignment of Seller’s casualty insurance proceeds or condemnation proceeds and the payment by Seller to Purchaser or any applicable deductible amounts, less any amounts reasonably incurred by Seller to repair either Property (together with a credit from Seller to Purchaser of the full amount of any deductible not paid directly by Seller and the amount of any repair and/or replacement not covered by such proceeds).

          (iii) If a dispute arises between Seller and Purchaser with respect to the cost of repair and/or replacement for the matters set forth in this Section, an engineer designated by Seller and an engineer designated by Purchaser shall within five (5) business days select an independent engineer licensed to practice in Maryland who shall resolve such dispute within ten (10) business days after being retained by Purchaser. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller. In such case, the respective Closing Date shall be extended for up to twenty (20) days in order for Purchaser and Seller to resolve such dispute.
          (iv) A casualty or condemnation with respect to one Property shall affect neither Purchaser’s and Seller’s obligation to close on the other Property nor Seller’s obligation to execute the Subject Lease with respect to the other Property.
          (v) If any Seller Owned Property or Seller Retained Property is damaged, destroyed or subject to condemnation, then Seller shall promptly repair or replace such Seller Owned Property or Seller Retained Property with a comparable item of equal quality and quantity as existed as of the time of such damage, destruction or condemnation. Seller’s obligations under this Section 4.3(v) shall survive the respective Closing.
ARTICLE 5. CONDITIONS PRECEDENT; DEFAULT AND REMEDIES
     5.1. Conditions to Seller’s Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller to consummate the transactions contemplated hereunder shall be contingent upon the satisfaction of the conditions set forth below in this Section 5.1. If Seller elects separate Closings in accordance with Section 1.5, then the conditions set forth in this Section 5.1 shall apply separately to each of the Belward Closing and the Traville Closing.
          (a) Representations. Purchaser’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the respective Closing Date;
          (b) Performance. As of the respective Closing Date, Purchaser shall have performed its obligations hereunder and all deliveries to be made by Purchaser at such Closing have been tendered; and
          (c) Other Condition. Any other condition set forth in this Agreement to Seller’s obligation to close shall have been satisfied by the applicable date.
     5.2. Conditions to Purchaser’s Obligation to Close. In addition to all other conditions set forth herein, the obligation of Purchaser to consummate the transactions contemplated hereunder shall be contingent upon the satisfaction of the conditions set forth below in this Section 5.2. If separate Closings are elected by Seller in accordance with Section 1.5, then the conditions set forth in this Section 5.2 shall apply separately to each of the Belward Closing and the Traville Closing.
          (a) Representations. Seller’s and the Property Entities’ representations and warranties contained herein and in the applicable Seller’s Closing Certificate shall be true and correct in all material respects as of the date of this Agreement and the respective Closing Date. The schedules of all liabilities (contingent or otherwise) for the respective Property attached to the applicable Seller’s Closing Certificate shall not show additional assets or liabilities beyond those shown on the Liabilities Schedule approved by Purchaser during the Due Diligence Period, unless otherwise approved by Purchaser in its sole discretion.
          (b) Performance. As of the respective Closing Date, each of Seller and the Property Entities shall have performed their obligations hereunder and all deliveries to be made by Seller at such Closing have been tendered;
          (c) Default. As of the respective Closing Date, Seller shall not be in default under any agreement to be assigned to, or obligation to be assumed by, Purchaser under this Agreement;
          (d) Property Entity Default. As of the respective Closing Date, neither Property Entity shall be in default under any Contract or any other agreement to be retained by such Property Entity after such Closing Date;
          (e) Physical Condition. The physical condition of the respective Property, the Seller Owned Property, the Seller Retained Property and the Leased Equipment shall be substantially the same on the respective Closing Date as on the Effective Date, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of a casualty loss or proceeding in eminent domain, in which case the provisions of Section 4.3 shall govern;
          (f) Financial Condition. The financial condition of Seller and each of the Property Entities (each individually and not in the aggregate) on the respective Closing Date shall be substantially the same as the financial condition of Seller and each of the Property Entities (each individually and not in the aggregate) on the Effective Date after taking into account Seller’s operating losses from continuing operations;
          (g) Lease Condition. As of the respective Closing Date for any Property Entity, (1) Seller and Purchaser shall have executed the Subject Lease with respect to the respective Property, (2) the Subject Lease with respect to the respective Property shall be in full force and effect, (3) Seller shall be the sole tenant with respect to the respective Property, and (4) Purchaser shall have received assurances acceptable to Purchaser in its sole and absolute discretion that on the consummation of the respective Closing, all of the leases affecting any portion of the respective Property, other than the Subject Lease, including each of the Existing Leases with respect to the respective Property, shall have been terminated and each party under any such lease to which such Property Entity is a party shall have released such Property Entity from all obligations and liabilities under such lease;
          (h) Belward Title. Seller shall have executed all such documents and agreements required by the Title Company to vest the Belward Building and the Belward Real Property in Belward. Upon the sole condition of payment of the premium by Purchaser, at the Belward Closing, the Title Company shall be irrevocably committed to issue to Purchaser an ALTA Owner’s Policy of title insurance (Revised 10-13-70 and 10-17-84), with extended coverage (i.e., with ALTA General Exceptions deleted), dated as of the Belward Closing Date, in the amount of $200,000,000, insuring Belward and Purchaser, not individually, but solely as the owner of 100% of the membership interests in Belward, as owner of good, marketable and indefeasible fee simple title to the Belward Property, subject only to the Permitted Exceptions, and containing the Customary Endorsements (the “Belward Title Policy”); and
          (i) Traville Title. Seller and/or Wachovia, as the case may be, shall have executed all such documents and agreements required by the Title Company to vest the Traville HQ Building and the Traville HQ Real Property in Traville. Upon the sole condition of payment of the premium by Purchaser, at the Traville Closing, the Title Company shall be irrevocably committed to issue to Purchaser, an ALTA Owner’s Policy of title insurance (Revised 10-13-70 and 10-17-84), with extended coverage (i.e., with ALTA General Exceptions deleted), dated as of the Traville Closing Date, in the amount of $225,000,000, insuring Traville and Purchaser, not individually, but solely as the owner of 100% of the membership interests in Traville, as owner of good, marketable and indefeasible fee simple title to the Traville Property, subject only to the Permitted Exceptions, and containing the Customary Endorsements (the “Traville Title Policy” and, together with the Belward Title Policy, the “Title Policies”);
          (j) Belward UCC Title Insurance. Upon the sole condition of payment of the premium by Purchaser, at the Belward Closing, the Title Company shall be irrevocably committed to issue to Purchaser the Belward UCC Commitment provided for in Section 3.2 hereof, free and clear of all liens, Permitted Exceptions, encumbrances, claims, rights or liabilities in favor of any other party of any kind or nature whatsoever (“Belward UCC Title Policy”);
          (k) Traville UCC Title Insurance. Upon the sole condition of payment of the premium by Purchaser, at the Traville Closing, the Title Company shall be irrevocably committed to issue to Purchaser the Traville UCC Commitment provided for in Section 3.2 hereof, free and clear of all liens, permitted exceptions, encumbrances, claims, rights or liabilities in favor of any other party of any kind or nature whatsoever (“Traville UCC Title Policy” and, together with the Belward Title Policy, the “UCC Title Policy”).
          (l) Bankruptcy. No proceeding shall have been commenced against Seller or any Property Entity under the federal Bankruptcy Code or any state law for relief of debtors;
          (m) Moratorium. No moratorium, statute or regulation of any governmental agency or order or ruling of any court shall have been enacted, adopted, or issued which would materially adversely affect Purchaser’s or any Property Entity’s use or development of either Property;
          (n) Property Entities. Except as provided in this Agreement, there shall not have occurred since the Effective Date, any material change (including without limitation the initiation of any material litigation or other adversarial proceeding or the incurrence of any liability) in or relating to the business or operation of the Property Entities or their financial condition, and Seller shall not have taken, and Seller shall have not permitted the Property Entities to have taken, any action which would constitute a breach of this Agreement. No claim shall have been filed or threatened against Seller or the Property Entities seeking to prevent or set aside the Closing or seeking damages or compensation if the Closing occurs. The financial condition of Seller and the Property Entities shall be substantially the same on the respective Closing Date as on the date of execution of this Agreement after taking into account such Property Entity’s operating losses from continuing operations;

          (o) Other Condition. Any other condition set forth in this Agreement to Purchaser’s obligation to close shall have been satisfied by the applicable date.
     5.3. Failure of Condition Precedent. So long as a party is not in default beyond applicable notice and cure periods hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the respective Closing Date or other applicable date and such condition is not cured within five (5) Business Days after receipt of notice of default from the non-defaulting party; such non-defaulting party may, in its sole discretion, either (a) terminate this Agreement by delivering written notice to the other party on or before the respective Closing Date or other applicable date, whereupon: (i) if such termination occurs prior to the expiration of the Due Diligence Period, then the Earnest Money shall be returned to Purchaser, (ii) if such termination occurs subsequent to the termination of the Due Diligence Period and Purchaser is in breach of its obligations under this Agreement, then the provisions of Section 5.4 shall apply, or (iii) if such termination occurs subsequent to the termination of the Due Diligence Period and Seller is in breach of its obligations under this Agreement, then the provisions of Section 5.5 shall apply, or (b) elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. The foregoing shall not be construed as diminishing the respective rights of the parties under Sections 5.4(b) and 5.5(b).
     5.4. Purchaser’s Defaults; Seller’s Remedies.
          (a) In the event of a breach by Purchaser of its obligations under this Agreement after the expiration of the Due Diligence Period, which breach is not cured within five (5) Business Days after Purchaser’s receipt of notice of default from Seller (provided that no such cure period shall extend the respective Closing Date or apply for a breach of the obligation to close by such Closing Date) and Seller is willing, ready and able to perform its obligations hereunder, is not in default hereunder and shall have performed all of the obligations required of Seller as of the date Purchaser receives the notice of default from Seller, Seller’s sole remedy shall be to terminate this Agreement and retain all Earnest Money and any earnings thereon as liquidated damages, not as a penalty. PURCHASER AND SELLER AGREE THAT IT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO QUANTIFY THE ACTUAL DAMAGES TO SELLER IN THE EVENT OF A BREACH BY PURCHASER AFTER THE EXPIRATION OF THE DUE DILIGENCE PERIOD, THAT THE AMOUNT OF ALL EARNEST MONEY IS A REASONABLE ESTIMATE OF SUCH ACTUAL DAMAGES, AND THAT SELLER’S EXCLUSIVE REMEDY IN THE EVENT OF A BREACH BY PURCHASER AFTER THE EXPIRATION OF THE DUE DILIGENCE PERIOD SHALL BE TO RETAIN ALL EARNEST MONEY AND EARNINGS THEREON AS LIQUIDATED DAMAGES.

Initials of Seller	Initials of Purchaser
          (b) Subject to Section 9.23, after Closing, in the event of a breach by Purchaser of its obligations under this Agreement that survive Closing, Seller may exercise any rights and remedies available at law or in equity.

     5.5. Seller’s Defaults; Purchaser’s Remedies.
          (a) In the event of a breach by Seller of its obligations under this Agreement, which breach is not cured within five (5) Business Days after Seller’s receipt of notice of default from Purchaser (provided that no such cure period shall extend the respective Closing Date or apply for a breach of the obligation to close by such Closing Date), Purchaser may elect only one of the following two remedies: (i) terminate this Agreement and receive: (1) a refund of the Earnest Money and any earnings thereon, plus (2) in the case of an intentional breach by Seller, liquidated damages in the amount of two million dollars ($2,000,000), plus (3) reimbursement from Seller for Purchaser’s reasonable out of pocket costs incurred in connection with the negotiation of this Agreement, Purchaser’s diligence with respect to the Properties, and Purchaser’s actions in furtherance of the transactions contemplated by this Agreement (provided that said sum recoverable as reimbursement shall not exceed two hundred and fifty thousand dollars ($250,000)); or (ii) enforce specific performance of this Agreement against Seller, including the right to recover reasonable attorneys’ fees and to seek recovery pursuant to Section 9.1 of this Agreement. Purchaser’s election of remedies shall be made within 10 Business Days following Seller’s failure to cure. PURCHASER AND SELLER AGREE THAT IT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO QUANTIFY THE ACTUAL DAMAGES TO PURCHASER IN THE EVENT OF A BREACH BY SELLER, THAT THE AMOUNTS SET FORTH ABOVE ARE A REASONABLE ESTIMATE OF SUCH ACTUAL DAMAGES.

Initials of Seller	Initials of Purchaser
          (b) Subject to Sections 8.3, 8.4 and 9.23, after Closing, in the event of a breach by Seller of its obligations under this Agreement that survive Closing, Purchaser may exercise any rights and remedies available at law or in equity.
ARTICLE 6. CLOSING
     6.1. Closing Date. The consummation of the transactions contemplated herein (the “Closing”) shall occur as follows.
     6.2. Belward Closing. The consummation of the transactions contemplated herein with respect to the Belward Membership Interests (the “Belward Closing”) shall occur on the Belward Closing Date at the office of the Escrow Agent through the escrow with the Escrow Agent. The Earnest Money shall be retained by the Escrow Agent as security for Purchaser’s performance under the Purchase Agreement with respect to the Traville Membership Interests. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Escrow Agent to immediately deliver, and if appropriate, record, the closing documents to the appropriate parties and make disbursements according to the Belward Closing Statement executed by Seller and Purchaser. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this

Agreement. The parties understand that the Closing shall occur by escrow in Bethesda, Maryland requiring that all necessary deliveries to escrow must be completed by 9:00 AM on the Belward Closing Date.
          (a) Seller’s Deliveries in Escrow. Prior to 9:00 AM on the Belward Closing Date, Seller shall deliver in escrow to the Escrow Agent four (4) counterpart originals of each of the following:
          (i) Organizational Documents. A certified copy of the Articles of Organization (and any amendments thereto) of Belward and a certificate of good standing for Belward, each issued by the Secretary of State of the State of Maryland, dated no earlier than seven (7) days prior to the Belward Closing Date;
          (ii) Assignment of Belward Membership Interests. The Assignment of Belward Membership Interests, in the form attached hereto as Exhibit G, executed by Seller;
          (iii) Belward Lease. The Belward Lease, substantially in the form of Exhibit H attached hereto, executed by Seller;
          (iv) Opinion. An opinion of counsel for Seller, addressed to Purchaser and Purchaser’s lender, if any, that have been identified to Seller and dated the Belward Closing Date, in form and substance reasonably acceptable to Purchaser, covering (1) the subjects set forth in Sections 8.1(a), (c) and (d), (2) the valid transfer by Seller to Purchaser of the ownership of the Belward Membership Interests, and (3) to such counsel’s knowledge, the Belward Membership Interests are free and clear of all Liens, subject to customary limitations, assumptions and qualifications. The opinion shall state that it may be relied upon by counsel to Purchaser in connection with any legal opinion that may be required to be given by counsel to Purchaser in connection with any debt or equity financing obtained or to be obtained by Purchaser;
          (v) Seller’s Closing Certificate. A certificate, substantially in the form of Exhibit I attached hereto (the “Belward Closing Certificate”), executed by Seller for the Belward Closing;
          (vi) Authority. Evidence of the existence, organization and authority of each of Seller and Belward and of the authority of the persons executing documents on behalf of Seller and Belward reasonably satisfactory to the Escrow Agent and the Title Company;
          (vii) Indemnity. A mechanic’s lien indemnity executed by Seller, if required, in form and substance reasonably satisfactory to Escrow Agent and the Title Company;
          (viii) FIRPTA Certificate. A certificate in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged by Seller, certifying that the transactions contemplated by this Agreement are exempt from withholdings under Section 1445 of the Code;

          (ix) Belward Bill of Sale. A Bill of Sale for the Seller Belward Property substantially in the form of Exhibit N attached hereto (“Belward Bill of Sale”), executed and acknowledged by Seller;
          (x) Belward Option Agreement. An Option Agreement substantially in the form of Exhibit O attached hereto (“Belward Option Agreement”), executed by Seller or, in the alternative, an executed original of the pre-closing Belward Option Agreement between Seller and Belward;
          (xi) Memorandum of Belward Option Agreement. A memorandum of the Belward Option Agreement, in recordable form, to be recorded in Montgomery County, Maryland, in form and substance reasonably satisfactory to Purchaser and Seller (“Memorandum of Belward Option Agreement”), executed and acknowledged by Seller or, in the alternative, a recorded memorandum of the Belward Option Agreement between Seller and Belward;
          (xii) Terminations. Terminations effective no later than the Belward Closing Date of each Contract which Seller elected to terminate pursuant to Section 2.4, pursuant to which Belward is released from all of its obligations and liabilities under such Contracts;
          (xiii) Belward Lease Terminations. Terminations effective no later than the Belward Closing Date of the Existing Belward Lease, pursuant to which Belward is released from all of its obligations and liabilities under the Existing Belward Lease and otherwise in form and substance reasonably acceptable to Purchaser;
          (xiv) Termination of Deed of Trust. The termination of that certain Deed of Trust and Security Agreement dated November 7, 2001, from Genome Statutory Trust 2001A to Wells Fargo Bank Northwest, N.A., as amended and modified;
          (xv) Q Building Option Agreement. The Q Building Option Agreement substantially in the form of Exhibit S attached hereto, executed by Seller;
          (xvi) Memorandum of Q Building Option Agreement. A memorandum of the Q Building Option Agreement in recordable form, to be recorded in Montgomery County, Maryland, in form and substance reasonably satisfactory to Purchaser and Seller (“Memorandum of Q Building Option Agreement”), executed and acknowledged by Seller;
          (xvii) Pilot Plant Option Agreement. The Pilot Plant Option Agreement substantially in the form of Exhibit T attached hereto, executed and acknowledged by Seller;
          (xviii) Memorandum of Pilot Plant Option Agreement. A memorandum of the Pilot Plant Option Agreement in recordable form, to be recorded in Montgomery County, Maryland, in form and substance reasonably satisfactory to Purchaser and Seller (“Memorandum of Pilot Plant Option Agreement”), executed and acknowledged by Seller;

          (xix) Security Agreement. The Security Agreement, substantially in the form of Exhibit V, executed by Seller;
          (xx) Tax Clearance Certificates. At the Belward Closing, Seller and the Property Entities shall use their reasonable best efforts to provide Purchaser with such clearance certificates or similar document(s) which may be required by any state taxing authority to relieve Purchaser of any obligation to withhold any portion of the payments to Seller pursuant to this Agreement;
          (xxi) Amended and Restated Belward LLC Agreement. If requested by Purchaser, (1) the Amended and Restated Belward LLC Agreement naming Purchaser as “Managing Member” and the holder of the 100% of the membership interests in Belward, executed by Seller, and (2) the amendment to the Articles of Organization of Belward; and
          (xxii) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Seller or any Property Entity hereunder or reasonably required to effect the Closing of this transaction consistent with this Agreement.
          (b) Purchaser’s Deliveries in Escrow. Prior to 9:00 AM on the Belward Closing Date, Purchaser shall deliver in escrow to the Escrow Agent four (4) counterpart originals of each of the following:
          (i) Purchase Price. The Belward Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account;
          (ii) Assignment of Belward Membership Interests. The Assignment of Belward Membership Interests, in the form attached hereto as Exhibit G, executed by Purchaser;
          (iii) Belward Bill of Sale. Counterpart of the Belward Bill of Sale, executed by Purchaser;
          (iv) Belward Option Agreement. If required pursuant to Section 6.2(a)(x) above, counterpart of the Belward Option Agreement in recordable form to be recorded in Montgomery County, Maryland, executed by Purchaser;
          (v) Memorandum of Belward Option Agreement. If required pursuant to Section 6.2(a)(xi) above, the Memorandum of Belward Option Agreement, executed and acknowledged by Purchaser;
          (vi) Belward Lease. The Belward Lease, substantially in the form of Exhibit H attached hereto, executed by Purchaser on behalf of Belward;
          (vii) Q Building Option Agreement. The Q Building Option Agreement substantially in the form of Exhibit S attached hereto, executed and acknowledged by Purchaser;

          (viii) Memorandum of Q Building Option Agreement. The Memorandum of Q Building Option Agreement, executed and acknowledged by Purchaser;
          (ix) Pilot Plant Option Agreement. The Pilot Plant Option Agreement substantially in the form of Exhibit T attached hereto, executed and acknowledged by Purchaser;
          (x) Memorandum of Pilot Plant Option Agreement. The Memorandum of Pilot Plant Option Agreement, executed and acknowledged by Purchaser;
          (xi) Security Agreement. The Security Agreement, substantially in the form of Exhibit V, executed by Purchaser on behalf of Belward; and
          (xii) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Purchaser hereunder or reasonably required to effect the Closing of this transaction consistent with this Agreement.
     6.3. Traville Closing and Escrow. The consummation of the transactions contemplated herein with respect to the Traville Membership Interests (the “Traville Closing”) shall occur on the Traville Closing Date at the offices of the Escrow Agent through the money escrow with the Escrow Agent. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries (including the execution and delivery to the Escrow Agent of each of the Traville Sublease Termination and the Traville Ground Lease Termination), the parties shall direct the Escrow Agent to take the following steps in the following order: (a) deliver the Assignment of Traville Membership Interests to Purchaser, (b) immediately record and deliver the closing documents to the appropriate parties, and (c) make disbursements according to the Traville Closing Statement executed by Seller and Purchaser and Wachovia, if required. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement. The parties understand that the Closing shall occur in Bethesda, Maryland requiring that all necessary deliveries to escrow must be completed by 9:00 AM on the Traville Closing Date.
          (a) Seller’s Deliveries in Escrow. Prior to 9:00 AM on the Traville Closing Date, Seller shall deliver in escrow to the Escrow Agent four (4) counterpart originals of each of the following:
          (i) Organizational Documents. A certified copy of the Articles of Organization (or any amendments thereto) of Traville and a certificate of good standing for Traville, each issued by the Secretary of State of the State of Maryland, dated no earlier than seven (7) days prior to the Traville Closing Date;
          (ii) Assignment of Traville Membership Interests. The Assignment of Traville Membership Interests, in the form attached hereto as Exhibit J, executed by Seller (“Assignment of Traville Membership Interests”);

          (iii) Traville Lease. The Traville Lease, substantially in the form of Exhibit K attached hereto, executed by Seller;
          (iv) Opinion. An opinion of counsel for Seller, addressed to Purchaser and Purchaser’s lender, if any, that have been identified to Seller and dated the Traville Closing Date, in form and substance reasonably acceptable to Purchaser, covering (1) the subjects set forth in Sections 8.1(a), (c) and (d), (2) the valid transfer by Seller to Purchaser of the ownership of the Traville Membership Interests, and (3) to such counsel’s knowledge, the Traville Membership Interests are free and clear of all Liens, subject to customary limitations, assumptions and qualifications. The opinion shall state that it may be relied upon by counsel to Purchaser in connection with any legal opinion that may be required to be given by counsel to Purchaser in connection with any debt or equity financing obtained or to be obtained by Purchaser;
          (v) Seller’s Closing Certificate. A certificate, substantially in the form of Exhibit L attached hereto (the “Traville Closing Certificate” and, together with the Belward Closing Certificate, the “Seller’s Closing Certificates”), executed by Seller for the Traville Closing;
          (vi) Authority. Evidence of the existence, organization and authority of each of Seller and Traville and of the authority of the persons executing documents on behalf of Seller and Traville reasonably satisfactory to the Escrow Agent and the Title Company; and
          (vii) Indemnity. A mechanic’s lien indemnity executed by Seller, if required, in form and substance reasonably satisfactory to Escrow Agent and the Title Company;
          (viii) FIRPTA Certificate. A certificate in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged by Seller and Wachovia, certifying that the transactions contemplated by this Agreement are exempt from withholdings under Section 1445 of the Code;
          (ix) Traville Bill of Sale. A Bill of Sale for the Seller Traville Property substantially in the form of Exhibit P attached hereto (“Traville Bill of Sale”), executed and acknowledged by Seller;
          (x) Traville Option Agreement. An Option Agreement for the Traville Property and Memorandum of Option Agreement in recordable form, to be recorded in Montgomery County, Maryland, substantially in the form of Exhibit Q attached hereto (“Traville Option Agreement”), executed and acknowledged by Seller or, in the alternative, an executed original of the Traville Option Agreement between Seller and Traville;
          (xi) Memorandum of Traville Option Agreement. A memorandum of the Traville Option Agreement in recordable form, to be recorded in Montgomery County, Maryland, in form and substance reasonably satisfactory to Purchaser and Seller (“Memorandum of Traville Option Agreement”), executed and acknowledged by

Seller or, in the alternative, a recorded memorandum of the Traville Option Agreement between Seller and Traville;
          (xii) Terminations. Terminations effective no later than the Traville Closing Date of each Contract which Seller elected to terminate pursuant to Section 2.4, pursuant to which Traville is released from all of its obligations and liabilities under such Contracts, executed by Seller and each other party thereto;
          (xiii) Sublease Agreement Termination. A termination effective no later than the Traville Closing Date of the Traville Sublease, pursuant to which Traville is released from all of its obligations and liabilities under the Traville Sublease and otherwise in form and substance reasonably acceptable to Purchaser, executed by Seller and Wachovia (“Traville Sublease Termination”);
          (xiv) Traville Ground Lease Termination. A termination of the Traville Ground Lease effective no later than the Traville Closing Date, pursuant to which the Traville Ground Lease is terminated, Traville is released from all of its obligations and liabilities under the Traville Ground Lease and otherwise in form and substance reasonably acceptable to Purchaser, executed by Traville and Wachovia (“Traville Ground Lease Termination”);
          (xv) Right of Entry. The Right of Entry, in the form attached hereto as Exhibit U, executed by Seller;
          (xvi) Reciprocal Easement Agreement. The Reciprocal Easement Agreement, in the form attached hereto as Exhibit W, executed by Seller; and
          (xvii) Tax Clearance Certificates. At the Traville Closing, Seller and the Property Entities shall use their reasonable best efforts to provide Purchaser with such clearance certificates or similar document(s) which may be required by any state taxing authority to relieve Purchaser of any obligation to withhold any portion of the payments to Seller pursuant to this Agreement;
          (xviii) Amended and Restated Traville LLC Agreement. If requested by Purchaser, (1) the Amended and Restated Traville LLC Agreement naming Purchaser as “Managing Member” and the holder of the 100% of the membership interests in Traville, executed by Seller, and (2) the amendment to the Articles of Organization of Traville; and
          (xix) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Seller or any Property Entity hereunder or reasonably required to effect the Closing of this transaction consistent with this Agreement.
          (b) Purchaser’s Deliveries in Escrow. Prior to 9:00 AM on the Traville Closing Date, Purchaser shall deliver in escrow to the Escrow Agent four (4) counterpart originals of each of the following:
          (i) Purchase Price. The Traville Purchase Price, less the Earnest Money that is applied to the Traville Purchase Price, plus or minus applicable prorations,

deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account.
          (ii) Wachovia Termination Payment. The Wachovia Termination Payment deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account.
          (iii) Assignment of Traville Membership Interests. The Assignment of Traville Membership Interests, in the form attached hereto as Exhibit J, executed by Purchaser;
          (iv) Traville Bill of Sale. Counterpart of the Traville Bill of Sale, executed by Purchaser;
          (v) Traville Option Agreement. If required pursuant to Section 6.2(b)(x) above, counterpart of the Traville Option Agreement, executed by Purchaser;
          (vi) Memorandum of Traville Option Agreement. If required pursuant to Section 6.2(b)(xi) above, the Memorandum of Traville Option Agreement, executed and acknowledged by Purchaser;
          (vii) Traville Lease. The Traville Lease, substantially in the form of Exhibit K attached hereto, executed by Purchaser on behalf of Traville;
          (viii) Right of Entry. The Right of Entry, in the form attached hereto as Exhibit U, executed by Purchaser on behalf of Traville;
          (ix) Reciprocal Easement Agreement. The Reciprocal Easement Agreement, in the form attached hereto as Exhibit W, executed by Purchaser; and
          (x) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Purchaser hereunder or reasonably required to effect the Closing of this transaction consistent with this Agreement.
     6.4. Closing Statements/Closing Costs.
          (a) Seller and Purchaser shall deposit with the Escrow Agent executed Closing Statements consistent with this Agreement in the form required by the Escrow Agent.
          (b) Seller and Purchaser shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance.
          (c) Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses:
          (i) one-half of the escrow fee, if any, which may be charged by the Escrow Agent or the Title Company;

          (ii) one-half of any excise, recording, deed, imposed transfer tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Membership Interests under applicable state or local law, including, without limitation, any real estate excise tax; and
          (iii) all of Seller’s recording fees in order to release any liens in connection with the transactions contemplated hereby.
          (d) Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction. Purchaser shall also pay the following costs and expenses:
          (i) one-half of the escrow fee, if any, which may be charged by the Escrow Agent or the Title Company;
          (ii) one-half of any excise, recording, deed, imposed transfer tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Membership Interests under applicable state or local law, including, without limitation, any real estate excise tax; and
          (iii) the cost of the Survey;
          (iv) the UCC title insurance premium for the UCC Title Policies;
          (v) the premium for the Title Policy for each of the Properties, the Customary Endorsements and all other endorsements; and
          (vi) all other recording fees in order to effectuate the Closing.
     6.5. Transfer of Title. At Closing, Seller shall transfer title to 100% of the Membership Interests in the Property Entities to Purchaser free and clear of all liens, encumbrances, claims or liabilities of any kind or nature pursuant to the Assignments.
     6.6. Delivery of Books and Records. The following shall apply with respect to each Closing: immediately after the respective Closing, Seller shall deliver to the offices of Purchaser’s property manager: the original Contracts and the following to the extent the same are in Seller’s, any Property Entity’s or its property manager’s possession or control: copies or originals of all books and records of account, contracts, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the respective Property or the respective Property Entity; all permits and warranties; all advertising materials, booklets, keys and other items, if any, used in the operation of such Property; and the original “as-built” plans and specification; all other available plans and specifications; and all operation manuals. Seller shall cooperate with Purchaser before and after Closing to transfer to Purchaser any such information stored electronically.
     6.7. Recordation Taxes. Subject to Section 7.5, in the event Purchaser acquires a fee interest in either the Belward Property or the Traville Property, Purchaser shall be responsible for all transfer and recordation taxes in connection with such acquisition.
ARTICLE 7. PRORATIONS AND ADJUSTMENTS

     7.1. Prorations. The following shall apply with respect to each Closing: at least five (5) days prior to the respective Closing Date, Seller shall provide to Purchaser such information and verification reasonably necessary to support the prorations and adjustments under this Article 7. To the extent Seller pays such operating expenses, assessments, charges under Contracts and utility charges with respect to such Property pursuant to an Existing Lease or as the sole occupant of the Belward Building, Seller shall continue to be responsible for such charges pursuant to the terms and provisions of the Subject Leases. All other assessments, charges under Contracts and utility charges with respect to such Property shall be prorated between Seller and Purchaser, based on the actual number of days in the applicable period, as of the close of the day immediately preceding such Closing Date, with Seller bearing all such items to the extent attributable to the period prior to such Closing Date and Purchaser bearing all such items to the extent attributable the period commencing on such Closing Date. Taxes shall be allocated as set forth in Sections 7.5 and 9.19 hereof.
     7.2. Closing Statement. At least five (5) days prior to the: (a) Belward Closing Date, Escrow Agent shall deliver to Seller and Purchaser a closing statement setting forth the prorations and adjustments to the Purchase Price with respect to the Belward Property pursuant to Section 7.1 (the “Belward Closing Statement”); and (b) Traville Closing Date, Escrow Agent shall deliver to Seller and Purchaser a closing statement setting forth the prorations and adjustments to the Traville Purchase Price with respect to the Traville Property pursuant to Section 7.1 (the “Traville Closing Statement” and, together with the Belward Closing Statement, the “Closing Statements”). Purchaser and Seller shall have two (2) Business Days after receipt of the applicable Closing Statement to notify the other party in writing of any changes to such Closing Statement. If either party fails to notify the other within such two (2) Business Day period, then the parties shall have been deemed to have approved such Closing Statement. If Purchaser notifies Seller within such two (2) Business Day period, then the parties shall endeavor in good faith to cause the changes to be implemented in such Closing Statement.
     7.3. Sales Commissions. Seller shall pay a real estate commission to Scheer Partners, Inc. (“Scheer”) upon the Belward Closing and the Traville Closing, pursuant to a separate broker’s commission agreement between Scheer and Seller. Except as provided above, Seller and Purchaser represent and warrant each to the other that they have not dealt with any other real estate broker, sales person or finder in connection with this transaction. In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.
     7.4. Pre-Closing Expenses. Seller will not be delinquent in paying, and will not allow either Property Entity under its Existing Lease to be delinquent in paying, all bills and invoices for labor, goods, material and services of any kind relating to the respective Property and utility charges (except if and to the extent such utility charges are billed directly to tenants), relating to the period prior to such Closing.
     7.5. Transfer Taxes. In the event that state or local transfer or recordation Taxes are required to be paid under Maryland law as a result of the sale of the Belward Membership Interests or the Traville Membership Interests, Seller hereby indemnifies Purchaser against one-half of any transfer or recordation Taxes, reconveyance fees and other expenses payable pursuant to this transaction, should any be required. This indemnity shall survive the Closing. Seller shall file in a timely fashion all Tax Returns relating to such Taxes.
ARTICLE 8. REPRESENTATIONS AND WARRANTIES
     8.1. Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:
          (a) Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing as a Delaware corporation. Seller is in good standing and is qualified to do business in the state in which the Properties are located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and the Subject Leases and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing, including the Subject Leases, will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligations of Seller, enforceable in accordance with their terms.
          (b) Recitals. All matters set forth in the Recitals A, B, C, D, E, F, G, H, I and J are true and correct in all material respects as of the date hereof.
          (c) Belward and Belward Membership Interests. Belward has been duly organized, is validly existing, and is in good standing as a Maryland limited liability company. Belward is in good standing and is qualified to do business in the state in which Belward Property is located. Seller is the holder of 100% of the membership interests (and beneficial interests) in Belward, free and clear of all liens, encumbrances, claims or liabilities of any kind or nature. There are no membership interests in Belward other than the interests owned by Seller, and there has been no amendment or other modification to the Belward LLC Agreement in effect as of the Effective Date, nor has there been any revocation or termination of the same. Belward does not own, directly or indirectly, any capital stock or other ownership interests in any person or entity. There are no outstanding options, warrants, calls, rights, commitments or agreements obligating Seller or Belward to issue, deliver or sell any membership interests or other equity interests or beneficial interests in Belward, and there are no outstanding securities or other rights which are convertible or exchangeable into any shares, membership interests or other equity interests or beneficial interests in Belward. Neither Seller nor Belward is subject to any obligation to repurchase or otherwise acquire or retire or to register any shares, membership interests or any other equity interest or beneficial interest in Belward. Seller is not a party to any equity holder, member, operating, voting or similar arrangements with respect to any shares, membership interests or any other equity interests or beneficial interests in Belward and has not granted a proxy, power of attorney or other authority with respect to any shares, membership interests or any other equity of Belward to any other person or entity. No action has been taken to affect a dissolution or in contemplation of a dissolution of Belward.
          (d) Traville and Traville Membership Interests. Traville has been duly organized, is validly existing, and is in good standing as a Maryland limited liability company. Traville is in good standing and is qualified to do business in the state in which Traville Property is located. Seller is the holder of 100% of the membership interests (and beneficial interests) in

Traville, free and clear of all liens, encumbrances, claims or liabilities of any kind or nature. There are no membership interests in Traville other than the interests owned by Traville Sellers, and there has been no amendment or other modification to the Traville LLC Agreement in effect as of the Effective Date, nor has there been any revocation or termination of the same. Traville does not own, directly or indirectly, any capital stock or other ownership interests in any person or entity. There are no outstanding options, warrants, calls, rights, commitments or agreements obligating Seller or Traville to issue, deliver or sale any membership interests or other equity interests or beneficial interest in Traville, and there are no outstanding securities or other rights which are convertible or exchangeable into any shares, membership interests or other equity interests or beneficial interest in Traville. Neither Seller nor Traville is subject to any obligation to repurchase or otherwise acquire or retire or to register any shares, membership interests or any other equity interest or beneficial interest in Traville. Seller is not a party to any equity holder, member, operating, voting or similar arrangements with respect to any shares, membership interests or any other equity interests or beneficial interest in Traville and has not granted a proxy, power of attorney or other authority with respect to any shares, membership interests or any other equity of Traville to any other person or entity. No action has been taken to affect a dissolution or in contemplation of a dissolution of Traville.
          (e) Conflicts and Pending Actions or Proceedings. There is no agreement to which Seller or any Property Entity is a party or, to Seller’s Knowledge, binding on Seller or any Property Entity which is in conflict with this Agreement or the Subject Leases, or which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement or the Subject Leases. There is not now pending or, to the best of Seller’s Knowledge, threatened, any action, suit or proceeding before any court or governmental agency or body against (i) Seller that would prevent Seller or the Property Entities from performing their obligations hereunder or against or with respect to either Property or (ii) either Property Entity or that would affect the Property Entities operations. Neither Seller nor any Property Entity is subject to any outstanding injunction, judgment, order, decree or ruling. To Seller’s Knowledge, no condemnation, eminent domain or similar proceedings are pending or threatened with regard to either Property. Seller and the Property Entities have not received any notice and to Seller’s Knowledge, there are no pending or threatened liens, special assessments, impositions or increases in assessed valuations to be made against either Property.
          (f) No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Seller with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien on any of Seller’s or any of the Property Entities’ interests, rights or assets under: (a) the Belward LLC Agreement or other organizational documents of Seller or Belward; (b) the Traville LLC Agreement or other organizational documents of Seller or Traville; (c) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, agreement or instrument applicable to Seller or any Property Entity; or (d) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller, any Property Entity or any of the Properties.
          (g) Belward Lease. Seller is the only tenant at the Belward Property under the Existing Belward Lease. Seller has neither assigned the Existing Belward Lease nor sublet any part of the Belward Property and does not hold the Belward Property under an assignment or sublease. All work to be performed for Seller under the Existing Belward Lease or any other agreement has been performed as required and has been accepted by Seller, and all allowances to be paid to Seller, including allowances for tenant improvements, moving expenses or other items, have been paid. The Existing Belward Lease is in full force and effect, free from default and free from any event which could become a default under the Existing Belward Lease and Seller has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Seller is not currently entitled to any rent abatement. There are no leasing or other fees or commissions due, nor will any become due, in connection with the Existing Belward Lease, any renewal or extension or expansion of the Existing Belward Lease or the termination of the Existing Belward Lease, nor under any understanding or agreement with any party as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants. Seller has the absolute right to terminate the Existing Belward Lease and shall terminate the Existing Belward Lease prior to the Belward Closing Date.
          (h) Traville Ground Lease. Traville is the landlord under the Traville Ground Lease. Traville has not assigned the Traville Ground Lease other than in connection with the Traville Sublease. All work to be performed by Traville under Traville Ground Lease, and all allowances to be paid to Wachovia, including allowances for tenant improvements, moving expenses or other items, have been paid. The Traville Ground Lease is in full force and effect, free from default and free from any event which could become a default under the Traville Ground Lease and to Seller’s Knowledge, Wachovia has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Wachovia is not currently entitled to any rent abatement. There are no leasing or other fees or commissions (other than any fees or other expenses payable to Wachovia or its attorneys in connection with the termination of the Traville Sublease, which shall be at Seller’s sole cost and expense) due, nor will any become due, in connection with the Traville Ground Lease or the termination of the Traville Ground Lease. Seller has the absolute right to terminate the Traville Ground Lease prior to the Traville Closing Date.
          (i) Traville Sublease. Seller is the only occupant of the Traville HQ Real Property under the Traville Sublease. Seller has not assigned the Traville Sublease to any other person or entity. All work to be performed for Seller under Traville Lease or any other agreement has been performed as required and has been accepted by Seller, and all allowances to be paid to Seller, including allowances for tenant improvements, moving expenses or other items, have been paid. The Traville Sublease is in full force and effect, free from default and free from any event which could become a default under the Traville Sublease and Seller has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Seller is not currently entitled to any rent abatement. There are no leasing or other fees or commissions (other than any fees or other expenses payable to Wachovia or its attorneys in connection with the termination of the Traville Sublease, which shall be at Seller’s sole cost and expense) due, nor will any become due, in connection with the Traville Sublease, any renewal or extension or expansion of the Traville Sublease or the termination of the Traville Sublease, nor under any understanding or agreement with any party as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants. Seller has the absolute right to terminate the Traville Sublease and shall terminate the Traville Sublease prior to the Traville Closing Date.

          (j) REIT Compliance. During the pendency of this Agreement, neither Property Entity holds any assets other than those listed on Schedule 8.1(j) attached hereto. Specifically, but without limitation, neither Property Entity owns or holds (i) any stock of or other ownership interest in a corporation (or other entity treated for federal income tax purposes as an association taxable as a corporation) or any ownership interest in a partnership, limited liability company, trust or other entity, (ii) any debt instrument, (iii) any other security, warrant, option, subscription agreement, or contract for the acquisition of a security within the meaning of the Investment Company Act of 1940, as amended, or Code Section 856(c)(4), including without limitation, any security described in Code Section 856(c)(4)(B)(iii)(II) or Code Section 856(c)(4)(B)(iii)(III), or (iv) any asset or other property that is stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year or property held primarily for sale to customers in the ordinary course of its trade or business, within the meaning of Code Section 1221(a)(1). Neither Property Entity (1) owns or operates a motel or hotel, or (2) conducts any business other than the business of owning and operating the Properties. Neither Property Entity has received or is entitled to receive any income from any source other than the Traville Ground Lease or the Existing Belward Lease.
          (k) Contracts; Operating Statements. The list of Contracts to be delivered to Purchaser pursuant to this Agreement is or will be true, correct, and complete as of the date of its delivery. The documents constituting the Contracts that are delivered to Purchaser are true, correct and complete copies of all of the Contracts affecting either Property. Neither Seller nor, to Seller’s Knowledge, the Property Entities or any other party is in default under any Contract. The Operating Statements to be delivered to Purchaser pursuant to this Agreement will show all items of income and expense (operating and capital) incurred in connection with Seller’s or the Property Entities’ ownership, operation, and management of either Property for the periods indicated and will be true, correct, and complete in all material respects.
          (l) Legal Compliance. Seller and the Property Entities have all material licenses, permits and certificates necessary for the use and operation of the Properties and for the conduct of the business of Seller and Property Entities, if any, as currently conducted on the respective Properties, including, without limitation, all certificates of occupancy necessary for the lawful occupancy of the Properties. Neither Seller nor the Property Entities have received written notice that either Property or the use thereof or either Property Entity violates any governmental law or regulation or any covenants or restrictions encumbering either Property. Neither Seller nor the Property Entities have received any written notices of violations or alleged violations of any laws, rules, regulations or codes, including building codes, with respect to the Properties which have not been corrected to the satisfaction of the issuer of the notice.
          (m) Environmental. Except as set forth in the Schedule 8.1(m), neither Seller nor any Property Entity has knowledge of, and has received no notice of, any violation of Environmental Laws related to the Properties or the presence or release of Hazardous Materials on or from the Properties except as disclosed in the Property Information. Neither Seller nor any Property Entity, nor to Seller’s Knowledge, any tenant or other occupant, has used the Properties or any part thereof for the release, generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws. There are no underground storage tanks located on the Properties. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement, together with their implementing regulations, guidelines, rules or orders as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.
          (n) Disclosure. Other than this Agreement, the documents delivered at Closing pursuant hereto, the Permitted Exceptions, the Contracts, Section 30 and Exhibit C of the Real Estate Sales Contract dated May 8, 2001, by and between Travilah Park Development Corporation, a Maryland corporation, and Seller, as confirmed by the letter dated April 13, 2006, by the State of Maryland Office of the Attorney General Educational Affairs Division, and the Amendment to Right of Entry Agreement dated November 17, 2005, by and between the State of Maryland for the use of the University System of Maryland on behalf of the USM Shady Grove Educational Center and Traville, there are no contracts or agreements of any kind relating to the Properties or the Property Entities to which either Property Entity is a party and which would be binding on such Property Entity after the respective Closing. Copies of Pertinent Information delivered to Seller pursuant to Section 2.1 hereof are or will be true, correct and complete. Seller has delivered to Purchaser all books, notices, documents and agreements pertaining to the Properties or the Property Entities that are in Seller’s, any Property Entity’s or its property manager’s possession. To Seller’s actual knowledge, the Pertinent Information does not and shall not as of the applicable Closing contain a material misstatement of fact or omit to state a fact necessary in order to make the statements therein not misleading in any material respect. Seller is not aware of any current fact or circumstance pertaining to the Property Entities or the condition of the Properties or the Property Entities that (i) has not been disclosed to Purchaser, or will not be disclosed to Purchaser pursuant to the Pertinent Information, and (ii) has a material adverse impact on either Property or on either Property Entity or the membership interests in the Property Entities. Notwithstanding the foregoing, Purchaser agrees that, so long as Seller discloses the foregoing information in a manner which is not misleading in any material respect, Purchaser shall be fully responsible for all information that is readily apparent from a review of the Phase One / Phase Two Environmental Assessments delivered to Seller pursuant to Section 2.1, the Survey, the Title Commitment and the Tenant Estoppels and/or any reports or studies obtained by Purchaser.
          (o) Intellectual Property. Schedule 8.1(o) sets forth a complete and accurate list of all intellectual property rights that are owned by the Property Entities (the “Intellectual Property Rights”). Except as set forth in the Schedule 8.1(o), to Seller’s Knowledge: (i) the Property Entities hold valid and continuing authority in connection with the use of such Intellectual Property Rights by the Property Entities; (ii) the conduct of the business of the Property Entities and the use of the Intellectual Property Rights by the Property Entities do not infringe any intellectual property rights or any other proprietary right of any person; (iii) the Property Entities have not received any written notice from any other person pertaining to or challenging the right of the Property Entities to use any of the Intellectual Property Rights; and (iv) the Property Entities do not own or use any Intellectual Property Right pursuant to a license and has not granted any Person any rights to use any of the Intellectual Property Rights. The Intellectual Property Rights constitute all proprietary and technical information, trade secrets, patents and patent rights, patent applications, supplier lists and other supplier information, customer lists and other customer information, price lists, advertising and promotional materials, field performance data, research materials, other proprietary intangibles, databases, processes, technical know-how, business and product know-how, engineering and other drawings, designs, plans, methods, engineering and manufacturing specifications, technology, inventions, processes, methods, formulas, procedures, sales history, model numbers, literature and phone numbers, and operating and quality control manuals and data necessary for the lawful conduct of their business as it is currently being conducted.
          (p) Insurance. Seller maintains for each Property Entity insurance, with financially sound and reputable insurers, covering such Property Entity in such amounts and covering such risks as are, to Seller’s Knowledge, in accordance with normal industry practice for companies engaged in businesses similar to the business and owning properties in the same general area in which the Property Entities conducts their business. There is no material default with respect to any provision contained in any policy or binder with respect to such insurance, nor has any Property Entity failed to give any notice or present any claim under such policy or binder in due and timely fashion.
          (q) Taxes.
          (i) Filing of Tax Returns and Payment of Taxes. Each of Seller and the Property Entities has duly and timely filed with the appropriate taxing authorities all Tax Returns required to be filed. All such Tax Returns filed are complete and accurate in all material respects. All material Taxes owed by any of the Property Entities and Seller (whether or not shown on any Tax Return) have been paid. Except as set forth on Schedule 8.1(q), neither Seller nor either Property Entity is currently the beneficiary of any extension of time within which to file any Tax Return. Except as set forth on Schedule 8.1(q), no material claim has ever been made by an authority in a jurisdiction where any of Property Entities does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.
          (ii) Audits, Investigations, Disputes or Claims. No deficiencies for Taxes have been claimed, proposed or assessed by any Tax authority against Seller or the Property Entities. Except as disclosed on Schedule 8.1(q), there are no pending or, to the knowledge of Seller or the Property Entities, threatened audits, investigations, disputes or claims or other actions for or relating to any liability for Taxes with respect to any of Seller or the Property Entities, and there are no matters under discussion with any governmental authorities, or known to any of Seller or the Property Entities, with respect to Taxes that are likely to result in a material additional liability for Taxes with respect to Seller or the Property Entities. Seller and the Property Entities have delivered or made available to Purchaser complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of Seller and the Property Entities since December 31, 1998. Except as set forth on Schedule 8.1(q), neither Seller nor the Property Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (iii) Taxes of Other Persons. Except as set forth on Schedule 8.1(q), neither Seller nor the Property Entities has any liability for the Taxes of any person (1)

under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (2) as a transferee or successor, (3) by contract, or (4) otherwise.
          (iv) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Property Entities, the Membership Interests, the assets of the Property Entities or the businesses conducted by Seller or the Property Entities, and after the respective Closing Date, none of the Property Entities, the Membership Interests, the assets of the Property Entities or the businesses conducted by Seller or the Property Entities, shall be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the respective Closing Date.
          (v) No Withholding. None of the transactions contemplated hereby are subject to withholding under Section 1445 of the Code. Each of Seller and the Property Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.
          (vi) LLC Tax Treatment. At all times since their formation, each of the Property Entities have been an entity with a single owner that is disregarded as separate from Seller for federal tax purposes, and up to and including the respective Closing Date, each of the Property Entities will be an entity with a single owner that is disregarded as separate from Seller for federal tax purposes. No Form 8832 has ever been filed with respect to either of the Property Entities as other than a disregarded entity and, as of such Closing Date, no such election shall have been made.
          (r) Single Purpose Entity. Belward was formed solely for the purpose of acquiring and directly holding a fee ownership in the Belward Property and Traville was formed solely for the purpose of holding a fee ownership in the Traville Property. Neither Property Entity has ever conducted any business other than owning and operating its respective Property and leasing of its respective Property. Neither Property Entity has ever made any loan to any other person or entity. Neither Property Entity has ever been a party to any contract or agreement other than as set forth on the list of Contracts to be delivered to Purchaser in accordance with Exhibit C-2.
          (s) Employees. Neither Property Entity currently has or at any time has had any employees.
          (t) Subsidiaries. Neither Property Entity currently has, nor at any time has had, nor as of the Closing Date will have, any subsidiaries of any kind, including, without limitation, corporations, limited liability companies or partnerships.
          (u) Liabilities Schedule. Neither Property Entity has any liabilities (contingent or otherwise) except as disclosed on Schedule 8.1(u) (the “Liabilities Schedule”). The Liabilities Schedules fairly present in all material respects, as of the dates and for the periods stated therein, the liabilities of each of the Property Entities. Neither Property Entity has any

liabilities or obligations of a nature required by GAAP to be disclosed in a financial statement or balance sheet of such Property Entity, other than as reflected in the Liabilities Schedule.
          (v) ERISA. Seller is not and is not acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Code or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.
          (w) No Commission. Other than a real estate commission to Scheer Partners, Inc. which is paid by Seller pursuant to a separate broker’s commission agreement between Scheer Partners, Inc. and Seller, neither Property Entity has dealt with, nor is dealing with, any real estate broker, sales person or finder in connection with this transaction and no broker’s or finder’s fees or commissions are payable by either Property Entity in connection with the negotiation, execution or consummation of this Agreement. Seller and Purchaser hereby indemnify, protect and defend and hold the other harmless from and against all losses, claims, costs, expenses and damages (including, but not limited to, reasonable fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder or other such party, other than Scheer Partners, Inc., claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this Section 8.1(w) shall survive Closing or any termination of this Agreement.
          (x) Equipment Leases. Seller has not assigned any of the Equipment Leases to any other person or entity. Each of the Equipment Leases is in full force and effect, free from default and free from any event which could become a default under such Equipment Lease.
          (y) Seller Retained Property and Seller Owned Property. Seller owns the Seller Retained Property and the Seller Owned Property free and clear of all liens, encumbrances, claims or liabilities of any kind or nature other than the Traville Sublease. Seller has not assigned, sold or conveyed any of the Seller Retained Property or Seller Owned Property to any other person or entity. Seller has the absolute right to assign the Seller Owned Property and shall assign the Seller Owned Property to Purchaser on the respective Closing Date.
     8.2. Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:
          (a) Organization and Authority. Purchaser has been duly organized and is validly existing as a Maryland limited partnership, in good standing and will be qualified to do business in the state in which the Properties are located on the respective Closing Date. Subject only to obtaining certain internal approvals on or before the expiration of the Due Diligence Period, Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and the Subject Leases and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing, including the Subject Leases, will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

          (b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s Knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s Knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.
     8.3. Survival of Representations and Warranties. The representations and warranties set forth in this Article 8 are made as of the Effective Date and are remade as of the respective Closing Date, and such representations and warranties (and any representations and warranties in any other documents delivered to Purchaser pursuant to the provisions of this Agreement) shall not be deemed to be merged into or waived by the instruments of Closing. Seller’s representations and warranties with respect to each Property and each Closing shall survive the respective Closing Date for a period of twelve (12) months from such date with respect to Sections 8.1(a), (b), (g), (h), (i), (l), (m), (n), (p) and (w), for period of two (2) years from such date with respect to Sections 8.1(c), (d), (e), (f), (j), (k), (o), (r), (t), (u), (v) and (w), and for a period of 120 days after the expiration of the applicable statute of limitation with respect to Section 8.1(q) (the “Survival Period”). No claim for a breach of any of Seller’s representations and warranties, or the failure or default of a covenant or agreement of Seller, shall be actionable or payable unless (a) the breach in question results from or is based on a condition, state of facts, or other matter that was not disclosed on or before the respective Closing Date to Purchaser by or on behalf of Seller in writing or not disclosed in the Pertinent Information or on or before the respective Closing Date was not within Purchaser’s Knowledge, (b) the valid claims for all such breaches collectively aggregate more than Two Hundred Fifty Thousand Dollars ($250,000.00), in which event the full amount of such claims shall be actionable, and (c) written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller before the expiration of the respective Survival Period and an action shall have been commenced by Purchaser against Seller within fourteen (14) months after the respective Closing. Seller shall neither knowingly nor intentionally perform any act, or permit any Property Entity to perform any act, that could cause any said representations and warranties to become untrue. Seller shall promptly notify Tenant as soon as it discovers that any representation or warranty hereunder has become untrue. Notwithstanding anything contained in this Agreement to the contrary:
          (i) If, prior to Closing, Purchaser knows that (1) any of Seller’s representations and warranties are not true or correct in any material respect as of the Effective Date, or as of the Closing Date (in each case, an “Incorrect Seller Representation”), or (2) that Seller has failed to perform any material covenant and material agreement herein contained (an “Unperformed Seller Covenant”), then within five (5) Business Days after Purchaser acquires Purchaser’s Knowledge of such Incorrect Seller Representation or such Unperformed Seller Covenant, as the case may be, Purchaser shall give Seller written notice describing the same (the “Purchaser Note”), and Seller shall have five (5) Business Days from the date of receipt of the Purchaser’s Notice to cure such Incorrect Seller Representation, or such Unperformed Seller Covenant, as the case may be, and, if necessary, the respective Closing Date will be extended up to five (5) Business Days in order to permit Seller to effect such cure. If Seller fails to effect such cure within the aforesaid five (5) Business Day period, then Purchaser shall have the right to (a) terminate this Agreement in accordance with the provisions of Section 5.5 hereof (including a refund of the Earnest Money and any earnings thereon, plus liquidated damages and out of pocket expenses as set forth in Section 5.5 hereof) or (b) seek specific performance in accordance with the provisions of Section 5.5 hereof. In such case, the respective Closing Date shall be extended for up to ten (10) days to give Purchaser the opportunity to make such election.
          (ii) If prior to Closing, Purchaser knows of any Incorrect Seller Representation or Unperformed Seller Covenant and Purchaser shall nevertheless proceed to Closing notwithstanding the fact, Purchaser shall be deemed to have waived such Incorrect Seller Representation or Unperformed Seller Covenant and Purchaser shall not be entitled to commence any action against Seller after Closing due to such Incorrect Seller Representation or Unperformed Seller Covenant.
          (iii) All references in this Agreement to “Seller’s Knowledge,” “Seller’s actual knowledge,” or words of similar import shall refer only to the actual (as opposed to deemed, imputed, or constructive) present knowledge of Alain C. Cappeluti, Vice President, Financial Operations, and Joe Morin, Vice President, Engineering, without inquiry. Messrs. Cappeluti and Morin are the individuals most knowledgeable about the condition of the Properties. Notwithstanding any fact or circumstance to the contrary, Seller’s Knowledge shall not be construed to refer to the knowledge of any other person or entity. Messrs. Cappeluti and Morin are not parties to this Agreement and under no circumstances shall either of them have personal liability whatsoever under this Agreement or with respect to the transactions contemplated hereunder.
          (iv) All references in this Agreement to “Purchaser’s Knowledge,” “Purchaser’s actual knowledge,” or words of similar import shall refer only to the actual (as opposed to deemed, imputed, or constructive) present knowledge of Gary A. Kreitzer, without inquiry. Purchaser shall also be deemed to have actual knowledge of all matters disclosed in the Pertinent Information. Notwithstanding any fact or circumstance to the contrary, Purchaser’s Knowledge shall not be construed to refer to the knowledge of any other person or entity. Mr. Kreitzer is not a party to this Agreement and under no circumstances shall he have personal liability whatsoever under this Agreement or with respect to the transactions contemplated hereunder.
     8.4. Properties Sold “As Is”.
          (i) General. Except as otherwise expressly provided in this Agreement or the warranties of title provided in the agreements to be delivered by Seller to Purchaser at Closing (the “Closing Agreements”), Seller hereby specifically disclaims any warranty (oral or written) concerning (a) the nature and condition of the Properties and the suitability thereof for any and all activities and uses that Purchaser may elect to conduct thereon; (b) the manner, construction, condition, and state of repair or lack of repair of the Improvements; (c) the nature and extent of any right-of-way, lien, encumbrance, license, reservation, condition or otherwise; (d) the compliance of the Properties or their operation with any laws, it being specifically understood that Purchaser shall have full opportunity, during the Due Diligence Period, to determine for itself the environmental condition of the Properties; (e) the accuracy of completeness of any statements, calculations, or conditions stated or set forth in Seller’s books and records concerning the Properties; and (f) any other matter whatsoever except as expressly set forth in this Agreement. Except as otherwise expressly provided in this Agreement or the Closing Agreements, the transfer of the Properties and the Membership Interests as provided for herein is made on a strictly “AS IS” “WHERE IS” “WITH ALL FAULTS” basis as of the Closing Date.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE CLOSING AGREEMENTS, PURCHASER EXPRESSLY ACKNOWLEDGES THAT, IN CONSIDERATION OF THE AGREEMENTS OF SELLER IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, ANY IMPROVEMENTS LOCATED THEREON, OR ANY SOIL CONDITIONS RELATED THERETO.
          (ii) No Reliance. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT IT IS NOT RELYING ON (AND SELLER HEREBY DISCLAIMS AND RENOUNCES) ANY REPRESENTATIONS OR WARRANTIES MADE BY OR ON BEHALF OF SELLER OF ANY KIND OR NATURE WHATSOEVER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE CLOSING AGREEMENTS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE CLOSING AGREEMENTS, PURCHASER FOR ITSELF AND IT’S SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER, AND ITS SUCCESSORS AND ASSIGNS, FROM AND WAIVES ANY AND ALL CLAIMS AND LIABILITIES AGAINST SELLER FOR, RELATED TO, OR IN CONNECTION WITH, ANY ENVIRONMENTAL CONDITION AT THE PROPERTIES (OR THE PRESENCE OF ANY MATTER OR SUBSTANCE RELATING TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY), INCLUDING, BUT NOT LIMITED TO, CLAIMS AND/OR LIABILITIES RELATING TO (IN ANY MANNER WHATSOEVER) ANY HAZARDOUS, TOXIC OR DANGEROUS MATERIALS OR SUBSTANCES LOCATED IN, AT, ABOUT, OR UNDER THE PROPERTIES, OR FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION (ACTUAL OR THREATENED) BASED ON, IN CONNECTION WITH, OR ARISING OUT OF ENVIRONMENTAL LAW OR ANY OTHER CLAIM OR CAUSE OF ACTION (INCLUDING ANY FEDERAL OR STATE BASED STATUTORY, REGULATORY, OR COMMON LAW CAUSE OF ACTION) RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY WITH RESPECT TO OR AFFECTING THE PROPERTIES. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT BEFORE CLOSING, SUCH INVESTIGATIONS OF THE PROPERTIES WITH QUALIFIED PROFESSIONALS OF ITS OWN SELECTION, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTIES AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS SUBSTANCES ON OR DISCHARGED OR RELATED FROM THE PROPERTIES AND WILL RELY SOLELY ON SAME AND NOT ON ANY INFORMATION PROVIDED BY OR ON BEHALF OF THE SELLER OR SELLER’S AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING AGREEMENTS. UPON CLOSING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE CLOSING AGREEMENTS, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S

INVESTIGATIONS, AND PURCHASER, ON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED, AND RELEASED SELLER AND ITS SUCCESSORS AND ASSIGNS, FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN), WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER, AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATION OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES, OR MATTERS REGARDING THE PROPERTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE CLOSING AGREEMENTS, PURCHASER HEREBY RELEASES SELLER FROM ANY OBLIGATION OR RESPONSIBILITY FOR ANY CLEANUP, REMEDIATION, OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTIES SHOULD THE SAME BE REQUIRED AFTER THE CLOSING DATE.
          (iii) Inducement. PURCHASER ACKNOWLEDGES AND AGREES THAT THE PROVISIONS CONTAINED IN THIS ARTICLE WERE A MATERIAL FACTOR IN SELLER’S ACCEPTANCE OF THE PURCHASE PRICE AND THAT SELLER WAS UNWILLING TO SELL THE PROPERTIES OR THE MEMBERSHIP INTERESTS TO PURCHASER UNLESS SELLER IS RELEASED AS EXPRESSLY SET FORTH ABOVE. PURCHASER WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. PURCHASER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTIES OR THE MEMBERSHIP INTERESTS TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMER AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT. THE TERMS AND CONDITIONS OF THIS SECTION WILL EXPRESSLY SURVIVE THE CLOSING AND WILL NOT MERGE WITH THE PROVISIONS OF THE CLOSING DOCUMENTS, INCLUDING, BUT NOT LIMITED TO, THE APPLICABLE CONVEYANCE DOCUMENTS .
ARTICLE 9. MISCELLANEOUS
     9.1. Indemnification. Seller shall defend, indemnify and hold harmless Purchaser from and against any liability, damages, claims or causes of action: (a) against the Property Entities arising prior to the Closing Date, (b) against any challenge of the ownership of the Membership Interests, or (c) as a result of a breach of Seller’s representations and warranties in this Agreement or any instrument delivered pursuant to this Agreement, including, without limitation, the Seller’s Closing Certificate. If Seller fails to discharge or undertake to defend against such liability, upon receipt of written notice from Purchaser of such failure, Seller shall have fifteen (15) days (the “Defense Cure Period”) to cure such failure by prosecuting such a defense. If Seller fails to do so within the Defense Cure Period, then Purchaser may settle the same and Seller’s liability to Purchaser shall be conclusively established by such settlement provided that such settlement is entered into on commercially reasonable terms and conditions, the amount of such liability to include both the settlement consideration and the costs and expenses (including attorneys’ fees) incurred by Seller in effecting such settlement.
     9.2. Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Purchaser may assign this Agreement without Seller’s consent to an Affiliate (including without limitation BioMed Realty Trust, Inc). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. For the purposes of this paragraph, the term “Affiliate” means (a) an entity that directly or indirectly controls, is controlled by or is under common control with Purchaser or (b) a partnership or other entity in which Purchaser or an entity described in (a) is a partner or other owner; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.
     9.3. Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.
     9.4. Expenses. Except as otherwise expressly provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements. Any expenses incident to this Agreement and the transactions contemplated hereunder that would be borne by the Property Entities shall instead be born by Seller.
     9.5. Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.
     9.6. Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of Maryland.
     9.7. Survival. The provisions of this Agreement and the obligations of the parties not fully performed at any Closing shall survive such Closing and shall not be deemed to be merged into or waived by the instruments of Closing. For the avoidance of doubt, this means that if this Agreement terminates after the Belward Closing, but before the Traville Closing, then the representations and warranties set forth herein with respect to the Belward Closing shall survive such termination.
     9.8. No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.
     9.9. Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Properties or the Property Entities. This Agreement may be amended or supplemented only in writing by a non-electronic instrument executed by the party against whom enforcement is sought. For the avoidance of doubt, copies of signed instruments that are electronically transmitted constitute a writing for this purpose.
     9.10. Time of the Essence. Time is of the essence in the performance of this Agreement.
     9.11. Time. All times, whenever specified herein, shall be prevailing local time in Montgomery County, Maryland.
     9.12. Confidentiality. Subject to Section 9.13, Seller agrees to keep all negotiations and the terms of this Agreement confidential, and shall not disclose such terms to any person, without the prior written approval of Purchaser. The foregoing indemnity obligations shall survive the termination of this Agreement and the Closing.
     9.13. Press Release. Until the Closing, neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party except those disclosures that are required by securities law(s), including the Securities Act of 1933, or contractual obligation (in which case notice shall be timely provided to the other party of such requirement and disclosure). The Seller and Purchaser shall cooperate in preparing the form and substance of any press notices. The foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements, or from Seller making disclosures in the ordinary course of its due diligence inspections and contacts with third parties related thereto. Notwithstanding the foregoing but subject to any Confidentiality Agreement, any party to this transaction (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws. The authorization in the preceding sentence is not intended to permit disclosure of any other information unrelated to the tax treatment and tax structure of the transaction including (without limitation) (a) any portion of the transaction documents or related materials to the extent not related to the tax treatment or tax structure of the transaction, (b) the existence or status of any negotiations unrelated to the tax issues, or (c) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.
     9.14. Attorneys’ Fees. Should either party employ attorneys to enforce judicially any of the provisions hereof, the non-prevailing party agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys’ fees, expended or incurred by the prevailing party in connection with any such litigation.

     9.15. Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Exhibit M. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one Business Day after deposit with such courier, (b) sent by facsimile, in which case notice shall be deemed delivered upon transmission of such notice with confirmed receipt by the sender’s machine on a Business Day during regular business hours (9 a.m.-6:00 p.m. eastern time), or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. The attorney for a party has the authority to send notices on behalf of such party.
     9.16. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
     9.17. Remedies Cumulative. Except as expressly provided to the contrary in this Agreement, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.
     9.18. Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Properties are located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein and the time during any day by which an event must occur shall be deemed to end at 5 p.m.
     9.19. Tax Matters.
          (a) Books & Records; Cooperation. Purchaser, on one hand, and Seller, on the other hand, agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Membership Interests and the assets of the Property Entities, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser, and the Property Entities, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Taxes. Each of Purchaser, on one hand, and Seller, on the other hand, shall retain all books and records with respect to Taxes pertaining to the Membership Interests and the assets of the Property Entities, for a period of at least seven (7) years following the respective Closing Date. At the end of such period, each party shall provide the other with at least ten (10) days prior written notice before transferring, destroying or discarding any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Purchaser, on one hand, and Seller, on the other hand, shall cooperate fully with the other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Membership

Interests and the assets of the Property Entities. Purchaser, on one hand, and Seller, on the other hand, further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
          (b) Allocation of Taxes. Except as otherwise provided in Section 7.5 hereof relating to Transfer Taxes, Seller shall be responsible for and shall promptly pay when due all Taxes levied with respect to the Membership Interests and the assets of the Property Entities attributable to any Tax period ending on or before the respective Closing Date and the portion of any Straddle Period (as hereinafter defined) ending on such Closing Date (a “Pre-Closing Tax Period”).
          All Taxes levied with respect to the Membership Interests and the assets of the Property Entities for any Tax period beginning before and ending after the respective Closing Date (a “Straddle Period”) shall be apportioned between the Pre-Closing Tax Period and any Tax period beginning after such Closing Date and that portion of any Straddle Period beginning after such Closing Date (a “Post-Closing Tax Period”), as follows:
          (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the respective Closing Date and the denominator of which is the number of days in the entire Straddle Period, and
          (ii) in the case of any Tax based upon or related to income or receipts, the portion allocable to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the respective Closing Date.
          Upon receipt of any bill for such Taxes relating to the Membership Interests or the assets of the Property Entities, Purchaser, on one hand, and Seller, on the other hand, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.19 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Purchaser or Seller shall make any payment for which it is entitled to reimbursement under this Section 9.19, the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Notwithstanding the foregoing, Purchaser shall not be liable and Seller shall indemnify and hold Purchaser harmless for (i) any Taxes of Seller or the Property Entities levied with respect to the Membership Interests and the assets of the Property Entities attributable to Pre-Closing Tax Periods, or (ii) any other Taxes of Seller for any period.

          (c) Notices. Seller shall promptly notify Purchaser in writing upon receipt by Seller of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to the Membership Interests or the assets or business of the Property Entities.
          (d) Characterization of Indemnification Payments. Any indemnification payments made to Purchaser or Seller pursuant to this Agreement shall constitute an adjustment of the consideration paid under this Agreement for Tax purposes and shall be treated as such by Purchaser and Seller on their Tax Returns to the extent permitted by law.
     9.20. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.
     9.21. Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by either party at Closing, each party agrees to perform, execute and deliver, on or after the Closing any further actions, documents, and will obtain such consents, as may be reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement or to further perfect the conveyance, transfer and assignment of the Membership Interests to Purchaser.
     9.22. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     9.23. Damages. The parties waive any and all rights they may have to punitive, special, exemplary, or consequential damages, INCLUDING LOSS OF STOCK VALUE, in respect of any dispute based on this AGREEMENT; provided, however, such waiver shall not apply to THE RIGHT OF EITHER PARTY TO RECEIVE LIQUIDATED DAMAGES IN ACCORDANCE WITH Sections 5.4(a) and 5.5(a) HEREOF.
     9.24. Disclosure Addendum. In connection with the execution of this Agreement, Purchaser shall execute that certain Disclosure Addendum substantially in the form of Exhibit R.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the Effective Date.

SELLER:		PURCHASER:

HUMAN GENOME SCIENCES, INC.,		BIOMED REALTY, L.P.,
a Delaware corporation		a Maryland limited partnership

By	/s/ H. THOMAS WATKINS Name: H. Thomas Watkins	By	/s/ ALAN D. GOLD Name: Alan D. Gold
	Title: President and Chief Executive Officer		Title: President and Chief Executive Officer
[SIGNATURE PAGE: HGS PURCHASE AND SALE AGREEMENT]